SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
LAS VEGAS SANDS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LETTER FROM THE CHAIRMAN

Dear Stockholder:

You are cordially invited to attend the 2009 annual meeting of stockholders of Las Vegas Sands Corp., which will be held on June 10, 2009 at 2:00 p.m., New York time, at the Sheraton New York Hotel & Towers located at 811 Seventh Avenue, New York, New York 10019.

Details regarding admission to the meeting and the business to be presented at the meeting can be found in the accompanying Notice of Annual Meeting and Proxy Statement.

This year we are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders via the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of producing and distributing materials for our annual meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners, unless they have directed us to provide the materials in a different manner. The Notice provides instructions on how to access and review all of the important information contained in the accompanying Proxy Statement and Annual Report to Stockholders, as well as how to submit a proxy over the Internet. If you receive the Notice and would still like to receive a printed copy of our proxy materials, instructions for requesting these materials are included in the Notice. The Company plans to mail the Notice to stockholders by May 1, 2009. The Company will continue to mail a printed copy of this Proxy Statement and form of proxy to certain stockholders, and it expects that mailing to begin on or about May 1, 2009.

Your vote is important. Whether or not you are able to attend, it is important that your shares be represented at the meeting. Please follow the instructions in the Notice and vote as soon as possible.

On behalf of the Board of Directors and the management of Las Vegas Sands Corp., thank you very much for your support.

Yours sincerely,

Sheldon G. Adelson
Chairman of the Board
and Chief Executive Officer

April 30, 2009

NOTICE OF ANNUAL MEETING

to be held on

June 10, 2009

To the Stockholders:

The annual meeting of stockholders of Las Vegas Sands Corp., a Nevada corporation (the “Company”), will be held at the Sheraton New York Hotel & Towers located at 811 Seventh Avenue New York, New York 10019, on June 10, 2009, at 2:00 p.m., New York time, for the following purposes:

1. To elect three directors to the Board of Directors, each for a three-year term;

2. To consider and act upon the ratification of the selection of our independent registered public accounting firm;

3. To consider and act upon a stockholder proposal; and

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on April 13, 2009 are entitled to notice of and to vote at the meeting. A list of these stockholders will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, at the Company’s executive offices, located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of ten days prior to the meeting date. The list will also be available for inspection by any stockholder at the place of the stockholder meeting during the whole time thereof.

By Order of the Board of Directors,

J. Alberto Gonzalez-Pita
Senior Vice President,
General Counsel and Secretary

April 30, 2009

PLEASE FOLLOW THE INSTRUCTIONS IN THE COMPANY’S NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS TO VOTE YOUR PROXY.

PROXY STATEMENT

i

PROXY STATEMENT

PROXY AND VOTING INFORMATION

Our Board of Directors (the “Board”) has provided you with these proxy materials in connection with its solicitation of proxies to be voted at the annual meeting of stockholders. We will hold the annual meeting on Wednesday, June 10, 2009 at the Sheraton New York Hotel & Towers located at 811 Seventh Avenue, New York, New York, beginning at 2:00 p.m., New York time. Please note that throughout these proxy materials we may refer to Las Vegas Sands Corp. as “the Company,” “we,” “us,” or “our.”

We are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners, unless they have directed us to provide the materials in a different manner. The Notice provides instructions on how to access and review all of the important information contained in this Proxy Statement. If you receive the Notice and would still like to receive a printed copy of our proxy materials, instructions for requesting these materials are included in the Notice. The Company plans to mail the Notice to stockholders by May 1, 2009. The Company will continue to mail a printed copy of this Proxy Statement and form of proxy to certain stockholders, and it expects that mailing to begin on or about May 1, 2009

Who Can Vote

Only stockholders of record of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), as of April 13, 2009, will be entitled to vote at the meeting or any adjournment thereof.

How Many Shares Can Be Voted

The authorized capital stock of the Company presently consists of 1,000,000,000 shares of Common Stock. At the close of business on April 13, 2009, 655,597,165 shares of Common Stock were outstanding and entitled to vote. Each stockholder is entitled to one vote for each share held of record on that date on all matters that may come before the meeting. There is no cumulative voting in the election of directors.

How You Can Vote

You may attend the annual meeting and vote your shares in person. You may also grant your proxy to vote by telephone or through the Internet by following the instructions included on the Notice, or by returning a signed, dated and marked proxy card if you received a paper copy of the proxy card.

The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of the Common Stock is necessary to constitute a quorum at the meeting. If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), brokerage firms may give a proxy to vote their customer’s stock without customer instructions if (i) they transmitted proxy materials to the beneficial owner of the stock, (ii) did not receive voting instructions by the date specified in the statement accompanying the proxy materials and (iii) the brokerage firm has no knowledge of any contest with respect to the actions to be taken at the stockholders’ meeting and such actions are adequately disclosed to stockholders and do not include authorization for a merger, consolidation or any matter that could substantially affect the rights or privileges of the stock. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.

The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of directors. Each other item to be acted upon at the meeting requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy and entitled to vote on the item, assuming that a quorum is present or represented at the meeting. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and will have no effect. With respect to the other proposals, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, an abstention will have the same effect as a vote cast against a proposal. Under Nevada law, a broker non-vote will have no effect on the outcome of the matters presented for a stockholder vote.

Sheldon G. Adelson, the Chairman of the Board and Chief Executive Officer of our Company, his wife, Dr. Miriam Adelson, and trusts for the benefit of Mr. Adelson and his family members together beneficially owned approximately 52.4% of our outstanding Common Stock as of the record date. Mr. Adelson, Dr. Adelson and the trustees for the various trusts have indicated that they will vote the shares of Common Stock over which they exercise voting control in accordance with the recommendations of our Board as set forth below.

     If you duly submit a proxy but do not specify how you want to vote, your shares will be voted as our Board recommends, which is:

•	“FOR” the election of each of the nominees for director as set forth under Proposal 1 below;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009 as described in Proposal 2 below; and

•	“AGAINST” the stockholder proposal described in Proposal 3 below.

How to Revoke or Change Your Vote

You may revoke or change your proxy at any time before it is exercised in any of three ways:

•	by notifying the Corporate Secretary of the revocation or change in writing;

•	by delivering to the Corporate Secretary a later dated proxy; or

•	by voting in person at the annual meeting.

You will not revoke a proxy merely by attending the annual meeting. To revoke or change a proxy, you must take one of the actions described above.

If you hold your shares in a brokerage or other account, you may submit new voting instructions by contacting your broker, bank or nominee.

Any revocation of a proxy, or a new proxy bearing a later date, should be sent to the following address: Corporate Secretary, Las Vegas Sands Corp., 3355 Las Vegas Sands Boulevard South, Las Vegas, Nevada 89109. To revoke a proxy previously submitted by telephone, Internet or mail, simply submit a new proxy at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

Other Matters to be Acted upon at the Meeting

Our Board presently is not aware of any matters other than those specifically stated in the Notice of Annual Meeting, which are to be presented for action at the annual meeting. If any matter other than those described in this Proxy Statement is presented at the annual meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Adjournments and Postponements

Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Electronic Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting and Proxy Statement and the Company’s 2008 Annual Report are available at http://www.lasvegassands.com/proxymaterials. These materials are also available on the Investor Information page of our website, www.lasvegassands.com. The Notice will provide you with instructions regarding how to view our proxy materials for the annual meeting on the Internet and how to instruct us to send future proxy materials to you electronically by e-mail. Receiving your proxy materials online saves the Company the cost of producing and mailing documents to your home or business and gives you an automatic link to the proxy voting site.

Stockholders of Record.  If your shares are registered in your own name, to enroll in the electronic delivery service go directly to our transfer agent’s website at www.amstock.com anytime and follow the instructions.

Beneficial Stockholders.  If your shares are not registered in your name, to enroll in the electronic delivery service check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

Delivery of One Notice or Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

In connection with the Company’s annual meeting of stockholders, the Company is required to send to each stockholder of record a Notice or a Proxy Statement and annual report, and to arrange for a Notice or a Proxy Statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of the Company’s Common Stock in multiple accounts, this process would result in duplicate mailings of Notices or Proxy Statements and annual reports to stockholders who share the same address. To avoid this duplication, unless the Company receives instructions to the contrary from one or more of the stockholders sharing a mailing address, only one Notice or Proxy Statement will be sent to each address. Stockholders may, on their own initiative, avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:

Stockholders of Record.  If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice or Proxy Statement and annual report, to enroll in the electronic delivery service go directly to our transfer agent’s website at www.amstock.com anytime and follow the instructions.

Beneficial Stockholders.  If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice or Proxy Statement and annual report if there are other Las Vegas Sands Corp. stockholders who share an address with you. If you currently receive more than one Notice or Proxy Statement and annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies.  If you consent to the delivery of a single Notice or Proxy Statement and annual report but later decide that you would prefer to receive a separate copy of the Notice or Proxy Statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional Notices or Proxy Statements or annual reports. If you wish to receive a separate copy of the Notice or Proxy Statement or annual report for each stockholder sharing your address in the future, you may contact our transfer agent, American Stock Transfer & Trust Company, directly by telephone at 1-800-937-5449 or by visiting its website at www.amstock.com and following the instructions.

Important Notice about Security

All meeting attendees may be asked to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee before entering the meeting. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the meeting.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of April 13, 2009 as to the beneficial ownership of our Common Stock, in each case, by:

•	each person known to us to be the beneficial owner of more than 5% of our Common Stock;

•	each executive officer;

•	each current or former officer named in the Summary Compensation Table;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

	Beneficial Ownership(1)
Name of Beneficial Owner(2)	Shares	Percent (%)

Sheldon G. Adelson(3)	197,505,635	30.1%
Dr. Miriam Adelson(4)	246,345,002	33.2
Timothy D. Stein(3)(5)	101,507,000	15.5
Sheldon G. Adelson 2005 Family Trust(3)	82,758,765	12.6
Sheldon G. Adelson December 2008 Three Year LVS Annuity Trust(3)	48,764,841	7.4
Michael A. Leven(6)	12,291	*
Bradley H. Stone(7)	1,241,687	*
Robert G. Goldstein(8)	364,228	*
Kenneth J. Kay	211	*
J. Alberto Gonzalez-Pita	—	*
Leonard M. DeAngelo	1,000	*
Jason N. Ader	—	*
Irwin Chafetz(9)	32,473	*
Charles D. Forman(10)	212,176	*
George P. Koo(11)	1,518	*
Jeffrey H. Schwartz	—	*
Irwin A. Siegel(12)	10,577	*
William P. Weidner(13)	32,743	*
Robert P. Rozek	548	*
Michael A. Quartieri(14)	10,000	*
FMR LLC(15)	46,180,810	6.7
Sands Capital Management, LLC(16)	37,795,577	5.8
All current executive officers and current directors of our Company as a group (13 persons)(17)	199,381,796	30.4%

*	Less than 1%.

(1)	A person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of such securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, the sole voting and investment power with respect to the indicated shares of Common Stock. Except as described in footnote 4 relating to Dr. Adelson and footnote 15 relating to FMR LLC, percentages are based on 655,597,165 shares outstanding at the close of business on April 13, 2009.

(2)	Other than Timothy D. Stein, FMR LLC and Sands Capital Management, LLC, the address of each person named in this table is c/o Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(3)	This amount includes (a) 100 shares of our Common Stock held by Mr. Adelson, (b) 5,948 shares of restricted stock, (c) options to purchase 91,832 shares of our Common Stock that are vested and exercisable, (d) 82,758,765 shares of our Common Stock held by the Sheldon G. Adelson 2005 Family Trust over which Mr. Adelson, as trustee, retains sole dispositive and voting control, (e) 582,280 shares of Common Stock owned by the Dr. Miriam and Sheldon G. Adelson Charitable Trust over which Mr. Adelson, as trustee, retains sole voting and dispositive power, (f) 16,802,047 shares of our Common Stock owned by the Sheldon G. Adelson November 2008 Two Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (g) 48,764,841 shares of our Common Stock owned by the Sheldon G. Adelson December 2008 Three Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (h) 11,977,704 shares of our Common Stock owned by the Sheldon G. Adelson February 2009 Two Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (i) 23,955,408 shares of our Common Stock owned by the Sheldon G. Adelson February 2009 Three Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control and (j) 12,566,710 shares of our Common Stock owned by Adfam Investment Company LLC over which Mr. Adelson, as co-manager, shares voting and dispositive control. This amount excludes (a) 13,692,516 shares of our Common Stock that Mr. Adelson transferred to the ESBT S Trust and over which he has no beneficial ownership, (b) 13,692,516 shares of our Common Stock that Mr. Adelson transferred to the ESBT Y Trust and over which he has no beneficial ownership, (c) 13,692,517 shares of our Common Stock that Mr. Adelson transferred to the QSST A Trust and over which he has no beneficial ownership, (d) 13,692,517 shares of our Common Stock that Mr. Adelson transferred to the QSST M Trust and over which he has no beneficial ownership and (e) 5,144,415 shares of our Common Stock held by the Sheldon G. Adelson 2004 Remainder Trust, over which he has no beneficial ownership.

(4)	This amount includes (a) 86,363,636 shares of our Common Stock held by Dr. Adelson, (b) 13,692,516 shares of our Common Stock held by the ESBT S Trust over which Dr. Adelson, as trustee, retains sole voting control, (c) 13,692,516 shares of our Common Stock held by the ESBT Y Trust over which Dr. Adelson, as trustee, retains sole voting control, (d) 13,692,517 shares of our Common Stock held by the QSST A Trust over which Dr. Adelson, as trustee, retains sole voting control, (e) 13,692,517 shares of our Common Stock held by the QSST M Trust over which Dr. Adelson, as trustee, retains sole voting control, (f) 5,144,415 shares of our Common Stock held by the Sheldon G. Adelson 2004 Remainder Trust over which Dr. Adelson, as trustee, retains sole voting control, (g) 12,566,710 shares of our Common Stock owned by Adfam Investment Company LLC over which Dr. Adelson, as co-manager, shares voting and dispositive control and (h) warrants to purchase 87,500,175 shares of our Common Stock that are exercisable. (The calculation of the percentage ownership in the above table assumes the exercise of the warrants.)

(5)	This amount includes (a) 7,000 shares of our Common Stock owned directly by Mr. Stein, (b) 16,802,047 shares of our Common Stock owned by the Sheldon G. Adelson November 2008 Two Year LVS Annuity Trust over which Mr. Stein, as trustee, retains sole voting control, (c) 48,764,841 shares of our Common Stock owned by the Sheldon G. Adelson December 2008 Three Year LVS Annuity Trust over which Mr. Stein, as trustee, retains sole voting control, (d) 11,977,704 shares of our Common Stock owned by the Sheldon G. Adelson February 2009 Two Year LVS Annuity Trust over which Mr. Stein, as trustee, retains sole voting control and (e) 23,955,408 shares of our Common Stock owned by the Sheldon G. Adelson February 2009 Three Year LVS Annuity Trust over which Mr. Stein, as trustee, retains sole voting control. Mr. Stein disclaims beneficial ownership of the shares held by any trusts for which he acts as trustee, and this disclosure shall not be deemed an admission that Mr. Stein is a beneficial owner of such shares for any purpose. The address of Mr. Stein is c/o Lourie & Cutler, P.C., 60 State Street, Boston, Massachusetts 02109.

(6)	This amount includes 3,497 shares of restricted stock (all of which are vested or will vest within 60 days) and options to purchase 8,679 shares of our Common Stock that are vested and exercisable.

(7)	This amount includes 43,287 shares of restricted stock (of which 30,592 shares are vested) and options to purchase 149,161 shares of our Common Stock that are vested and exercisable. This amount excludes

1,117,087 shares of our Common Stock that Mr. Stone transferred to The Stone Crest Trust and over which he has no voting or dispositive control.

(8)	This amount includes 37,095 shares of restricted stock (of which 26,227 shares are vested) and options to purchase 127,842 shares of our Common Stock that are vested and exercisable. This amount also includes 1,101 shares of our Common Stock that Mr. Goldstein transferred to The Robert and Sheryl Goldstein Trust and 198,190 shares of our Common Stock that Mr. Goldstein transferred to the SC Goldstein Holdings, LLC. Mr. Goldstein may be deemed to have beneficial ownership of all such shares. This amount excludes an aggregate of 490,000 shares of our Common Stock that were transferred to two trusts established for the benefit of Mr. Goldstein’s children over which he has no investment control or voting or dispositive powers.

(9)	This amount includes 3,497 shares of restricted stock (all of which are vested or will vest within 60 days) and options to purchase 5,976 shares of our Common Stock that are vested and exercisable.

(10)	This amount includes 3,497 shares of restricted stock (all of which are vested or will vest within 60 days) and options to purchase 8,679 shares of our Common Stock that are vested and exercisable.

(11)	This amount includes 779 shares of restricted stock (all of which are vested or will vest within 60 days) and options to purchase 739 shares of our Common Stock that will become vested and exercisable within 60 days.

(12)	This amount includes 3,497 shares of restricted stock (all of which are vested or will vest within 60 days) and options to purchase 6,080 shares of our Common Stock that are vested and exercisable.

(13)	This amount includes 32,743 shares of restricted stock (all of which are vested).

(14)	This amount includes options to purchase 10,000 shares of our Common Stock that are vested and exercisable.

(15)	Based solely upon the number of shares listed in the Schedule 13G filed by FMR LLC on April 9, 2009, which includes shares of our Common Stock resulting from the assumed exercise of 2,187,000 warrants to purchase 36,450,073 shares of our Common Stock. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(16)	Based solely upon the number of shares listed in the Schedule 13G filed by Sands Capital Management, LLC on February 12, 2009. The address of Sands Capital Management, LLC is 1101 Wilson Blvd. Suite 2300, Arlington, Virginia 22209.

(17)	This amount includes 101,097 shares of restricted stock (of which 71,586 shares are vested or will vest within 60 days) and options to purchase 398,988 shares of our Common Stock that are vested and exercisable (or will become vested and exercisable within 60 days) held by the Company’s current executive officers and current directors.

BOARD OF DIRECTORS

Our Board currently has eight directors, divided into three classes, designated as Class I, Class II and Class III. Members of each class serve for a three-year term. Stockholders elect one class of directors at each annual meeting. Our directors are expected to attend each annual meeting of stockholders and all of our current directors who were members of our Board at that time attended our 2008 annual meeting of stockholders held on June 5, 2008. The term of office of the current Class II directors will expire at the 2009 meeting. The term of office for the Class III directors will be subject to renewal in 2010 and the term of office for the Class I directors will be subject to renewal in 2011. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. The nominees are all current directors of the Company, and each nominee has indicated that he will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board.

The nominees for re-election for a three-year term ending in 2012 are as follows:

	First
	Became a
Name (Age), Principal Occupation and Other Directorships	Director	Class

Michael A. Leven (71)	2004	II
Mr. Leven has been the Company’s President and Chief Operating Officer since March 2009 and a director of the Company since August 2004. He was a director of Las Vegas Sands, Inc. from May 2004 until July 2005. Mr. Leven served as the Chief Executive Officer of the Georgia Aquarium since September 2008. From January 2006 through September 2008, Mr. Leven was the Vice Chairman of the Marcus Foundation, Inc., a non-profit foundation. Until July 2006, Mr. Leven was the Chairman, Chief Executive Officer and President of U.S. Franchise Systems, Inc., the company he founded in 1995 that developed and franchised the Microtel Inns & Suites and Hawthorn Suites hotel brands. He was previously the president and chief operating officer of Holiday Inn Worldwide, president of Days Inn of America, and president of Americana Hotels. Mr. Leven serves as director of Hersha Hospitality Trust. Mr. Leven serves on many other non-profit boards.

Jason N. Ader (41)	2009	II
Mr. Ader has been a director of the Company since April 2009. Mr. Ader is Chief Executive Officer of Hayground Cove Asset Management, a New York-based investment management firm that he founded in March 2003, and Hayground Cove Capital Partners, a merchant bank founded in March 2009. Mr. Ader is also the founder and Chairman of the Board of India Hospitality Corp., a food service and hospitality business, and the Chairman of the Board and Chief Executive Officer of Global Consumer Acquisition Corp., a special purpose acquisition corporation formed to consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. From 1995 to March 2003, Mr. Ader was a Senior Managing Director at Bear, Stearns & Co. Prior to joining Bear, Stearns & Co. in 1995, Mr. Ader was a Vice President in equity research at Smith Barney.

Jeffrey H. Schwartz (48)	2009	II
Mr. Schwartz has been a director of the Company since March 2009. He is the Chairman and Co-Founder of Global Logistic Properties, which controls the largest platform of logistic facilities in Asia. Mr. Schwartz was the Chief Executive Officer of ProLogis from January 2005 through November 2008 and served as the Chairman of the Board of ProLogis from May 2007 through November 2008. Mr. Schwartz was President of International Operations of ProLogis from March 2003 to December 2004 and was Asia President and Chief Operating Officer from March 2002 to December 2004. He had been associated with ProLogis in varying capacities since 1994.

The other members of the Board are as follows:

	First
	Became a
Name (Age), Principal Occupation and Other Directorships	Director	Class

Sheldon G. Adelson (75)	2004	III
Mr. Adelson has been Chairman of the Board, Chief Executive Officer, Treasurer and a director of the Company since August 2004. He has been Chairman of the Board, Chief Executive Officer and a director of Las Vegas Sands, LLC (or its predecessor, Las Vegas Sands, Inc.) since April 1988 when it was formed to own and operate the former Sands Hotel and Casino. Mr. Adelson has extensive experience in the convention, trade show, and tour and travel businesses. Mr. Adelson also has investments in other business enterprises. Mr. Adelson created and developed the COMDEX Trade Shows, including the COMDEX/Fall Trade Show, which was the world’s largest computer show in the 1990s, all of which were sold to Softbank Corporation in April 1995. Mr. Adelson also created and developed The Sands Expo and Convention Center, which he grew into one of the largest convention and trade show destinations in the United States before transferring it to us in July 2004. He has been President and Chairman of Interface Group Holding Company, Inc. since the mid-1970s and Chairman of our affiliate, Interface Group-Massachusetts, LLC and its predecessors, since 1990.

Irwin Chafetz (73)	2005	III
Mr. Chafetz has been a director of the Company since March 2005. He was a director of Las Vegas Sands, Inc. from March until July 2005. Mr. Chafetz is a director of The Interface Group, LLC, a Massachusetts limited liability company that controls Interface Group-Massachusetts, LLC, a company that owns and operates Interface Travel, a retail travel agency. Mr. Chafetz has been associated with Interface Group-Massachusetts, LLC and its predecessors since 1972. From 1989 to 1995, Mr. Chafetz was a Vice President and director of Interface Group-Nevada, Inc., which owned and operated trade shows, including COMDEX, which at its peak was the largest American trade show with a presence in more than 20 countries, and also owned and operated The Sands Expo and Convention Center, the first privately-owned convention center in the United States. From 1989 to 1995 Mr. Chafetz was also Vice President and a director of Las Vegas Sands, Inc. Mr. Chafetz has served on the boards of directors of many charitable and civic organizations and is a member of the Dean’s Advisory Council at Boston University School of Management and the Board of Trustees at Suffolk University.

Charles D. Forman (62)	2004	I
Mr. Forman has been a director of the Company since August 2004. He has been a director of Las Vegas Sands, LLC since March 2004. Mr. Forman served as Chairman and Chief Executive Officer of Centric Events Group, LLC, a trade show and conference business from April, 2002 until his retirement upon the sale of the business in 2007. From 2000 to 2002, he served as a director of a private company and participated in various private equity investments. From 1995 to 2000, he held various positions with subsidiaries of Softbank Corporation. During 2000, he was Executive Vice President of International Operations of Key3Media, Inc. From 1998 to 2000, he was Chief Legal Officer of ZD Events Inc., a tradeshow business that included COMDEX, which was the largest tradeshow in the United States in the 1990s. From 1995 to 1998, Mr. Forman was Executive Vice President, Chief Financial and Legal Officer of Softbank Comdex Inc. From 1989 to 1995, Mr. Forman was Vice President and General Counsel of The Interface Group, a tradeshow and convention business that owned and operated COMDEX. Mr. Forman was in private law practice from 1972 to 1988. Mr. Forman is a member of the Board of Trustees of The Dana-Farber Cancer Institute and an Overseer of Beth Israel Deaconess Medical Center.

	First
	Became a
Name (Age), Principal Occupation and Other Directorships	Director	Class

George P. Koo (70)	2008	I
Dr. Koo has been a director of the Company since April 2008. Dr. Koo is a special advisor to the Chinese Services Group of Deloitte & Touche LLP. From April 1999 until April 2008, Dr. Koo was the Director of the Chinese Services Group of Deloitte & Touche LLP. He is a member of Committee of 100, a national organization of prominent Chinese Americans, the Pacific Council for International Policy and the Beijing-based Overseas Friendship Association and a director of New America Media, a non-profit organization.

Irwin A. Siegel (68)	2005	I
Mr. Siegel has been a director of the Company since February 2005. He was a director of Las Vegas Sands, Inc. from February 2005 until July 2005. Mr. Siegel is a certified public accountant and was a partner (specializing in the hospitality industry) in the international accounting and consulting firm of Deloitte & Touche LLP from 1973 to 2003, when he retired. From 1996 through 1999 Mr. Siegel served as the CEO of the Deloitte operations in the former Soviet Union. Mr. Siegel has been working as a business consultant since 2003. Mr. Siegel has served on the boards of directors of many charitable and civic organizations and is the immediate past president of the Weinstein Hospice in Atlanta.

There is no family relationship between any director or executive officer of the Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board

NYSE Listing Standards.  Certain provisions of the corporate governance rules of the NYSE are not applicable to “controlled companies.” “Controlled companies” under those rules are companies of which more than 50 percent of the voting power is held by an individual, a group or another company. The Company currently is a “controlled company” under this definition by virtue of the ownership by Mr. Adelson of more than 50 percent of the voting power of the Common Stock and his ability to elect the entire Board. Accordingly, the Company has chosen to take advantage of certain of the exemptions provided in the NYSE’s rules. Specifically, the Company is not required to have a majority of independent directors or a nominating and governance committee or a compensation committee composed entirely of independent directors.

Independent Directors.  As a “controlled company” we are not required to have a majority of independent directors on our Board pursuant to the rules of the NYSE. However, the Board has determined that four of the eight current members of the Board satisfy the criteria for independence under applicable rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE corporate governance rules, namely Messrs. Ader, Koo, Schwartz and Siegel. The Board previously determined that two former members of the Board, Messrs. Heyer and Purcell, satisfied these criteria for independence during the period in which they served on the Board. In making its determinations, the Board reviewed all the relevant facts and circumstances, the standards set forth in our Corporate Governance Guidelines, the NYSE rules and other applicable laws and regulations.

Two of our directors, Messrs. Chafetz and Forman, have business and personal relationships with our controlling stockholder, Mr. Adelson. Mr. Chafetz was a stockholder, vice president and director of the entity that owned and operated the COMDEX trade show and The Sands Expo and Convention Center, which were created and developed by Mr. Adelson. Mr. Forman was Vice President and General Counsel of this entity. Mr. Chafetz is also a director and a 14.7% shareholder of entities that control Interface Travel and that are controlled by Mr. Adelson. Mr. Chafetz also is a trustee of several trusts for the benefit of Mr. Adelson’s family members that beneficially own shares of our Common Stock. For additional information, see “Proxy and Voting Information — How You Can Vote” and “Principal Stockholders” above. These relationships with Mr. Adelson also include making joint investments and other significant financial dealings. As a result, Messrs. Adelson, Chafetz and Forman may have their financial interests aligned and therefore, the Board does not consider Messrs. Chafetz and Forman to be independent directors.

Board Meetings.  The Board held 23 meetings and acted by written consent three times during 2008. The work of the Company’s directors is performed not only at meetings of the Board and its committees, but also by consideration of the Company’s business through the review of documents and in numerous communications among Board members and others. In 2008, all directors attended at least 75% of the aggregate of all meetings of the Board and committees on which they served during the periods in which they served.

Committees

Standing Committees.  Our Board has three standing committees: an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and governance committee (the “Nominating and Governance Committee”).

Audit Committee.  The Audit Committee operates under a written charter. The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. Among other things, our Audit Committee selects our independent registered public accounting firm and reviews with such firm the plan, scope and results of such audit, and the fees for the services performed. The Audit Committee also reviews with management, the independent registered public accounting firm and internal auditors the adequacy of internal control systems, receives internal audit reports and subsequently reports its findings to the full Board.

The current members of our Audit Committee are Irwin A. Siegel (Chairman), Jason N. Ader and Jeffrey H. Schwartz. The Board has determined that Messrs. Siegel, Ader and Schwartz are each independent under applicable NYSE and federal securities rules and regulations on independence of Audit Committee members. The Board has determined that each of the members of the Audit Committee is “financially literate” and that Mr. Siegel qualifies as an “audit committee financial expert,” as defined in the NYSE’s listing standards and federal securities rules and regulations. The Audit Committee held eight meetings and acted by written consent once during 2008.

Compensation Committee.  The Compensation Committee operates under a written charter pursuant to which it has direct responsibility for the compensation of our executive officers. The Compensation Committee has the authority to set salaries, bonuses and other elements of employment and to approve employment agreements for our executive officers. The Compensation Committee also may delegate its authority to the extent permitted by the Board, the Compensation Committee charter, our by-laws, state law and NYSE regulations. In addition, the Compensation Committee has the authority to approve employee benefit plans as well as to administer our 2004 Equity Award Plan. The current members of the Compensation Committee are Charles D. Forman (Chair), Irwin Chafetz, George P. Koo, and Irwin A. Siegel. The Compensation Committee held seven meetings and acted by written consent five times during 2008. Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to members of senior management in excess of $1 million per year is not deductible by the Company unless the compensation is “performance-based” as described in the applicable regulations. As required by its charter, the Compensation Committee established a Performance Subcommittee to make the required determinations relating to “performance-based” compensation for purposes of Section 162(m). Messrs. Koo and Siegel are the current members of the Performance Subcommittee and are independent directors under Section 162(m). The Performance Subcommittee met as part of each Compensation Committee meeting and also acted once by written consent during 2008. Additional information about the Compensation Committee, its responsibilities and its activities is provided under the caption “Compensation Discussion and Analysis.”

Nominating and Governance Committee.  The Nominating and Governance Committee operates under a written charter and has the authority to, among other things, review and make recommendations regarding the composition of the Board and its committees; develop and implement policies and procedures for the selection of Board members; identify individuals qualified to become Board members and select, or recommend that the Board select, director nominees; assess, develop and make recommendations to the Board with respect to Board effectiveness and related corporate governance matters, including corporate governance guidelines and procedures intended to organize the Board appropriately; and oversee the evaluation of the Board and management. The current members of the Nominating and Governance Committee are Michael A. Leven (Chair), Sheldon G. Adelson and Jason N. Ader. The Nominating and Governance Committee held no separate meetings and did not act by written consent during 2008. The activities of the members of the Nominating and Governance Committee were discussed during regularly scheduled Board meetings.

Compensation Committee Interlocks and Insider Participation.  The members of the Compensation Committee in 2008 were Messrs. Forman, Chafetz, Koo, Leven and Purcell. Mr. Forman was, from 1989 to 1995, an officer of Interface Group-Massachusetts, LLC and Interface Group-Nevada, Inc., companies controlled by Mr. Adelson (our “principal stockholder”). Mr. Chafetz is a director of The Interface Group, LLC, a Massachusetts limited liability company that controls Interface Group-Massachusetts, LLC, a company that owns and operates Interface Travel. From 1989 to 1995, Mr. Chafetz was a Vice President and director of Interface Group-Nevada, Inc. and a director and Vice-President of our subsidiary, Las Vegas Sands, Inc. Except as described above, none of the other individuals who served as a member of our Compensation Committee during 2008 is, or has been, an employee or officer of the Company. None of our executive officers serves, or in the past year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee. Mr. Chafetz is a party to certain transactions described under “Certain Transactions” below.

Other Committees.  In addition to its standing committees, the Board established a special committee on September 16, 2008 to advise it in connection with the September 2008 investment in the Company by the family of the Company’s principal stockholder. The members of the special committee were Andrew R. Heyer (Chair), Michael A. Leven and Irwin A. Siegel. The special committee was dissolved in connection with the completion of the transaction. See “Certain Transactions — 2008 Investments by the Principal Stockholder’s Family — Purchase

of Convertible Notes.” In addition, the Board formed an Advisory Committee on October 29, 2008. The Advisory Committee had the authority to resolve disagreements among members of senior management. The members of the Advisory Committee were Michael A. Leven (Chair), Irwin Chafetz and Irwin Siegel. The Advisory Committee was dissolved on March 12, 2009 following changes in the Company’s senior management.

CORPORATE GOVERNANCE

Commitment to Corporate Governance.  Our Board and management have a strong commitment to effective corporate governance. We have in place a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the Securities and Exchange Commission and the NYSE. The key components of this framework are set forth in our amended and restated articles of incorporation and by-laws and the following additional documents:

•	our Audit Committee Charter;

•	our Compensation Committee Charter;

•	our Nominating and Governance Committee Charter;

•	our Corporate Governance Guidelines;

•	our Code of Business Conduct and Ethics; and

•	our Statement on Reporting Ethical Violations.

Copies of each of these documents are available on our website at www.lasvegassands.com by clicking on “Investor Information,” then “Corporate Governance.” Copies also are available without charge by sending a written request to Investor Relations at the following address: Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

Corporate Governance Guidelines.  We have adopted Corporate Governance Guidelines for the Company setting forth the general principles governing the conduct of the Company’s business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as composition, membership criteria, orientation and continuing education, retirement, committees, compensation, meeting procedures, annual evaluation and management succession planning.

Code of Business Conduct and Ethics.  We have adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers (including the principal executive officer, principal financial officer and principal accounting officer), employees and agents. The Code of Business Conduct and Ethics establishes policies and procedures that the Board believes promote the highest standards of integrity, compliance with the law and personal accountability. The Company’s Code of Business Conduct and Ethics is provided to all new directors, officers and employees.

Statement on Reporting Ethical Violations.  We have adopted a Statement on Reporting Ethical Violations to facilitate and encourage the reporting of any misconduct at the Company, including violations or potential violations of our Code of Business Conduct and Ethics, and to ensure that those reporting such misconduct will not be subject to harassment, intimidation or other retaliatory action. The Statement on Reporting Ethical Violations is provided to all new directors, officers and employees.

Related Party Transactions.  We have established policies and procedures for the review, approval and/or ratification of related party transactions. Under its charter, the Audit Committee approves all related party transactions required to be disclosed in our public filings and all transactions involving executive officers or directors of the Company that are required to be approved by the Audit Committee under the Company’s Code of Business Conduct and Ethics. Under our procedures, our executive officers and directors provide our corporate counsel’s office with the details of any such proposed transactions. Proposed transactions are then presented to our Audit Committee for review, discussion and approval. The Audit Committee may, in its discretion, request additional information from the director or executive officer involved in the proposed transaction or from management prior to granting approval for a related party transaction.

Nomination of Directors.  The Nominating and Governance Committee proposed to the Board the candidates nominated for election at this annual meeting. The Nominating and Governance Committee, in making its selection of director candidates, considers the appropriate skills and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time.

The Nominating and Governance Committee considers a number of factors in selecting director candidates, including:

•	the ethical standards and integrity of the candidate in personal and professional dealings;

•	the independence of the candidate under legal, regulatory and other applicable standards;

•	the diversity of the existing Board, so that we maintain a body of directors from diverse professional and personal backgrounds;

•	whether the skills and experience of the candidate will complement that of the existing members of the Board;

•	the number of other public company boards of directors on which the candidate serves or intends to serve, with the expectation that the candidate would not serve on the boards of directors of more than three other public companies;

•	the ability and willingness of the candidate to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her Board duties;

•	the ability of the candidate to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of the Company;

•	the willingness of the candidate to be accountable for his or her decisions as a director;

•	the ability of the candidate to provide wise and thoughtful counsel on a broad range of issues;

•	the ability and willingness of the candidate to interact with other directors in a manner that encourages responsible, open, challenging and inspired discussion;

•	whether the candidate has a history of achievements that reflects high standards;

•	the ability and willingness of the candidate to be committed to, and enthusiastic about, his or her performance for the Company as a director, both in absolute terms and relative to his or her peers;

•	whether the candidate possesses the courage to express views openly, even in the face of opposition;

•	the ability and willingness of the candidate to comply with the duties and responsibilities set forth in the Corporate Governance Guidelines and by-laws of the Company;

•	the ability and willingness of the candidate to comply with the duties of care, loyalty and confidentiality applicable to directors of publicly traded corporations organized in our jurisdiction of incorporation;

•	the ability and willingness of the candidate to adhere to the Company’s Code of Business Conduct and Ethics, including, but not limited to, the policies on conflicts of interest expressed therein; and

•	such other attributes of the candidate and external factors as the Board deems appropriate.

The Nominating and Governance Committee has the discretion to weight these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate.

The Nominating and Governance Committee will consider candidates recommended by directors and members of management and may, in its discretion, engage one or more search firms to assist in the recruitment of director candidates. The Nominating and Governance Committee does not have a policy for considering director candidates recommended by security holders and believes that not having such a policy is appropriate in light of the majority beneficial ownership of the Company’s Common Stock by our principal stockholder and his family.

Presiding Non-Management Director.  In accordance with applicable rules of the NYSE and the Company’s Corporate Governance Guidelines, the Board meets at least quarterly in executive session without management directors or any members of the Company’s management being present. At each executive session a presiding director chosen by a majority of the directors present at such session presides over the session.

Stockholder Communications with the Board and Audit Committee.  The Board has established a process for stockholders and interested parties to communicate with members of the Board, the Audit Committee, the non-management directors and the presiding non-management director of executive sessions of the Board.

Director Communications

Stockholders and interested parties who wish to contact our Board, the Chairman of the Board, the presiding non-management director of executive sessions or any individual director are invited to do so by writing to:

Board of Directors of Las Vegas Sands Corp.
c/o Corporate Secretary
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Complaints and concerns relating to our accounting, internal accounting controls or auditing matters should be communicated to the Audit Committee of our Board using the procedures described below. All other stockholder and other communications addressed to our Board will be referred to our presiding non-management director of executive sessions and tracked by the Corporate Secretary. Stockholder and other communications addressed to a particular director will be referred to that director.

Audit Committee Communications

Complaints and concerns relating to our accounting, internal accounting controls, or auditing matters should be communicated to the Audit Committee of our Board, which consists solely of non-employee directors. Any such communication may be anonymous and may be reported to the Audit Committee through the Office of the General Counsel by writing to:

Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: Office of the General Counsel

All communications will be reviewed under Audit Committee direction and oversight by the Office of the General Counsel, Internal Audit, or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Office of the General Counsel will prepare a periodic summary report of all such communications for the Audit Committee.

EXECUTIVE OFFICERS

This section contains certain information about our executive officers, including their names and ages (as of the mailing of these proxy materials), positions held and periods during which they have held such positions. There are no arrangements or understandings between our officers and any other person pursuant to which they were selected as officers.

Name	Age	Title

Sheldon G. Adelson	75	Chairman of the Board, Chief Executive Officer and Treasurer
Michael A. Leven	71	President and Chief Operating Officer
Bradley H. Stone	54	Executive Vice President and President of Global Operations and Construction
Robert G. Goldstein	53	Senior Vice President
Kenneth J. Kay	54	Senior Vice President and Chief Financial Officer
J. Alberto Gonzalez-Pita	54	Senior Vice President and General Counsel
Leonard M. DeAngelo	57	Senior Vice President - Operations, Asia

For background information on Messrs. Adelson and Leven, please see “Board of Directors.”

Bradley H. Stone has been Executive Vice President of our Company since August 2004 and its President of Global Operations and Construction since October 2008. He has been Executive Vice President of Las Vegas Sands, LLC (or its predecessor, Las Vegas Sands, Inc.) since December 1995. From June 1984 through December 1995, Mr. Stone was President and Chief Operating Officer of the Sands Hotel in Atlantic City. Mr. Stone also served as an Executive Vice President of the parent Pratt Hotel Corporation from June 1986 through December 1995. On March 18, 2009, Mr. Stone announced his resignation from the Company. The effective date of his resignation has not been determined.

Robert G. Goldstein has been Senior Vice President of our Company since August 2004. He has been Senior Vice President of Las Vegas Sands, LLC (or its predecessor, Las Vegas Sands, Inc.) since December 1995. From 1992 until joining our Company in December 1995, Mr. Goldstein was the Executive Vice President of Marketing at the Sands Hotel in Atlantic City as well as an Executive Vice President of the parent Pratt Hotel Corporation.

Mr. Kay has served as the Company’s Senior Vice President and Chief Financial Officer since December 1, 2008. Prior to joining our Company, Mr. Kay served as the Senior Executive Vice President and Chief Financial Officer of CB Richard Ellis Group, Inc. from July 2002 to November 2008. From December 1999 until June 2002, Mr. Kay served as the Vice President and Chief Financial Officer of Dole Food Company, Inc.

Mr. Gonzalez-Pita has served as the Company’s Senior Vice President and General Counsel since October 6, 2008. From October 2004 to May 2008, he was the Executive Vice President and General Counsel of Tyson Foods, Inc. Mr. Gonzalez-Pita served as the General Counsel and Vice President for International Legal, Regulatory & External Affairs at BellSouth Corporation from 1999 until September 2004.

Mr. DeAngelo has been the Company’s Senior Vice President — Operations, Asia since January 4, 2009. Prior to joining our Company, Mr. DeAngelo served as the Corporate Executive Vice President, Operations for Penn National Gaming, Inc., from July 2003 until July 2008. From December 2000 until July 2003, he was the President of Hilton Casino Beach Resort in Atlantic City, New Jersey. He has also held senior executive positions at Sun International and at Sands Hotel and Casino in Atlantic City, New Jersey.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file reports of ownership of our Common Stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and representations from the Company’s directors and executive officers that no other reports were required, the Company notes that all reports for the year 2008 were filed on a timely basis, except for one late Form 4 filing by Mr. Siegel to report a sale of shares.

The following discussion and analysis contains statements regarding Company performance objectives and targets. These objectives and targets are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion supplements the more detailed information concerning executive compensation in the tables and narrative discussion that follow under “Executive Compensation and Other Information.” This Compensation Discussion and Analysis section discusses our compensation philosophy and objectives and the compensation policies and programs for the following individuals who are referred to as our “executive officers”:

•	Sheldon G. Adelson, our Chairman, Chief Executive Officer and Treasurer;

•	William P. Weidner, our former President and Chief Operating Officer;

•	Bradley H. Stone, our Executive Vice President and President of Global Operations and Construction;

•	Robert G. Goldstein, our Senior Vice President;

•	Kenneth J. Kay, our Senior Vice President and Chief Financial Officer;

•	Robert P. Rozek, our former Senior Vice President and Chief Financial Officer; and

•	Michael A. Quartieri, our Corporate Controller and former principal financial officer.

Compensation Philosophy and Objectives

Our executive compensation program is directed by the Compensation Committee of the Board of Directors. The Compensation Committee determines compensation based upon our overall compensation philosophy, which is described below.

Prior to and in anticipation of our initial public offering in 2004, we engaged Pearl Meyer & Partners, a nationally recognized compensation consulting firm, to conduct an analysis and to provide independent insights regarding executive compensation. The members of the Compensation Committee at that time directed Pearl Meyer & Partners to:

•	review competitive total compensation, including base salary, short-term incentives, long-term incentives (including equity incentives), and supplemental benefits for six executive positions — the Chairman and Chief Executive Officer; the President, the Executive Vice President, the President of the Venetian Resort Hotel Casino, the Chief Financial Officer and the General Counsel);

•	develop, with the Compensation Committee, a total compensation philosophy and strategy, including desired mix of the elements of compensation and objectives for each element of compensation; and

•	design, with the Compensation Committee, the individual program elements, including base salary, annual and other short-term incentives, long-term incentives (and equity ownership) for both senior executives and a broader group of management and employees; and executive benefits, including a supplemental retirement plan and non-qualified deferred compensation.

In addition, prior to our initial public offering, the members of the Compensation Committee at that time undertook a comprehensive review of total compensation of executives among 16 companies in the gaming industry. At that time, the Company viewed the following companies as its closest competitors for executive talent and market position:

•	Caesars Entertainment, Inc.
•	Harrah’s Entertainment, Inc.
•	Mandalay Resort Group
•	MGM Mirage

The following companies also were included in the 2004 compensation review:

•	Alliance Gaming Corp.	•	MTR Gaming Group, Inc.
•	Ameristar Casinos, Inc.	•	Penn National Gaming, Inc.
•	Argosy Gaming Co.	•	Pinnacle Entertainment, Inc.
•	Aztar Corporation	•	Riviera Holdings Corp.
•	Boyd Gaming Corporation	•	Station Casinos, Inc.
•	Isle of Capri Casinos, Inc.	•	Trump Hotels & Casino Resorts, Inc.

Following this review, the Compensation Committee developed a compensation philosophy, objectives and structure for total compensation for the individuals then serving as our Chairman and Chief Executive Officer, President, Executive Vice President, President of the Venetian Resort Hotel Casino, Chief Financial Officer and General Counsel and their successors. With the assistance of Pearl Meyer & Partners, the Compensation Committee in 2004 developed the following philosophy and structure for executive officer total compensation reflecting four primary objectives:

•	Appropriate orientation. The total compensation package should be oriented toward variable and longer term elements (i.e. annual and long-term incentives and equity awards) as opposed to base salary. This mix of compensation elements is consistent with and supports the Company’s business strategy and direction, focusing on long-term growth and expansion globally. In addition, this mix of compensation elements is consistent with gaming industry practice, further enhancing the Company’s ability to attract and retain needed industry talent to support this growth.

•	Competitive package and compensation levels. The total compensation package and levels for executive officers should be competitive with the external marketplace. Competitive compensation levels are critical to attracting and retaining key executive talent. Through the compensation review, competitive pay levels were established for the executive officers relative to gaming industry peers on a size-adjusted basis. Further, the total compensation package was designed to be scalable so that executive officer compensation levels and incentive opportunities will be commensurate with the Company’s growth and reflect its financial performance.

•	Performance-based compensation. A majority of total compensation for executive officers should be based on Company results achieved relative to predetermined performance objectives. In addition, compensation opportunities should reflect the Company’s high level of relative performance achieved. We believed in 2004 that Earnings Before Interest, Taxes, Depreciation, Amortization and Rents (“EBITDAR”) had a positive correlation with long-term stock price appreciation. As such, incentive and performance-based equity opportunities for executive officers were initially structured in 2004 to deliver compensation at the level of the 75th percentile of the market, contingent on the Company’s achievement of aggressive EBITDAR-based objectives.

•	Executive interests aligned with those of our stockholders. Equity awards should represent a significant portion of total compensation. Senior executives in 2004 already held significant ownership in the Company. Consistent with the Company’s philosophy, equity should represent a significant ongoing portion of compensation for executive officers and serves as an important link between management and stockholder interests. Through the Company’s 2004 Equity Award Plan, executive officers will receive a balance of stock options and restricted stock, initially targeted to deliver 75th percentile compensation levels if performance objectives are met.

By focusing on the variable, performance-based elements of compensation, the Compensation Committee worked to develop a compensation structure under which a large portion of total compensation for our executive officers varies based upon the Company’s financial performance.

The Company entered into long-term employment agreements with Messrs. Adelson, Weidner, Stone and Goldstein in 2004, Messrs. Rozek and Quartieri in 2006 and Mr. Kay in December 2008. These agreements governed the 2008 compensation for our executive officers. Accordingly, the Compensation Committee did not formally benchmark compensation for our executive officers in connection with 2008 compensation. The Compensation Committee has not yet determined whether it will use benchmarking or some other method to determine compensation levels for our executive officers at such time as their employment agreements are extended or otherwise materially revised.

Elements of Executive Officer Compensation

Employment Agreements

In 2004, in connection with our initial public offering, we entered into employment agreements with Messrs. Adelson, Weidner, Stone and Goldstein. The employment agreements terminate in December 2009 and are subject to extension for those executives still employed at the Company. The total compensation packages for Messrs. Adelson, Weidner, Stone and Goldstein were included in these employment agreements and reflected the compensation philosophy and objectives described above.

The compensation packages for Messrs. Adelson, Weidner, Stone and Goldstein were determined with the assistance of Pearl Meyer & Partners and were based on information, benchmarks and other factors in existence at the time we initially entered into the employment agreements in 2004. The elements of the compensation package (base salary, short-term incentives and long term incentives) were initially structured in 2004 to provide compensation at the level of the 75th percentile of the market of the 16 peer gaming companies described above, contingent upon the Company’s achievement of EBITDAR-based performance goals to be established annually by the Performance Subcommittee in its sole discretion. These employment agreements were designed to compensate these executive officers for anticipated Company growth by providing for increased compensation opportunities as the Company achieves higher EBITDAR levels. The Compensation Committee developed this structure to enable us to continue to provide Messrs. Adelson, Weidner, Stone and Goldstein during the terms of their employment agreements with compensation levels that were competitive with those paid to executive officers at companies of comparable size.

Mr. Rozek’s compensation package was developed in 2006 by reference to the compensation paid to the other executive officers at that time. A portion of Mr. Rozek’s compensation was contingent upon the Company’s achievement of EBITDAR-based performance goals. Mr. Rozek’s employment agreement terminated upon his resignation from the Company in May 2008.

The Performance Subcommittee established the required 2008 EBITDAR-based performance targets for Messrs. Adelson, Weidner, Stone, Goldstein and Rozek. However, because the compensation for these executive officers is governed by long-term employment agreements, the Compensation Committee did not specifically analyze the various elements of their 2008 compensation or compare the elements of their 2008 compensation to benchmark or other information.

We entered into an employment agreement with Mr. Kay that was effective on December 1, 2008 and terminates on December 31, 2011, subject to extensions. The Compensation Committee did not analyze elements of Mr. Kay’s 2008 compensation because his employment agreement was only in effect for one month during that year.

Mr. Quartieri’s employment agreement was entered into in 2006 and was not amended in connection with his service as the Company’s principal financial officer during part of 2008. Accordingly, the Compensation Committee did not review Mr. Quartieri’s 2008 compensation.

The major elements of our executive officer compensation and details regarding how each component was determined are described below.

Base Salary

Base salary levels for our executive officers were determined based on their individual experience and responsibilities and were assessed relative to market levels. The tenure at the Company of Messrs. Adelson, Weidner, Stone and Goldstein also was considered at the time we entered into their employment agreements in 2004. In the gaming industry, market-competitive levels of base salary for senior executive positions often exceed $1 million, and historically Messrs. Adelson, Weidner and Stone have earned base salaries in excess of this amount. However, beginning in 2005, consistent with our compensation philosophy and in order to maximize the tax deductibility of compensation, we limited annual base salaries for our executive officers to $1 million. The employment agreements include a performance-based incentive opportunity for those executive officers impacted by this limit.

Mr. Kay’s employment agreement provides that his base salary will increase on January 1, 2010 and January 1, 2011, in each case by a minimum of four percent.

Mr. Rozek’s employment agreement provided that his base salary would increase upon the Company’s attainment of predetermined annual EBITDAR-based targets as set forth in the following table, with additional increases to be determined by the Compensation Committee in its sole discretion.

Base Salary
Cumulatively
Annualized EBITDAR	Increased By:

$700 million	$50,000
$800 million	$100,000
$900 million	$150,000
$1 billion	$200,000

Mr. Quartieri’s employment agreement provides that his base salary will be reviewed annually and may be increased, but not decreased.

Short-term Incentives

Our executive officers are eligible for annual performance-based cash incentives under the Company’s Executive Cash Incentive Plan, which was created to establish a program of annual incentive compensation awards for designated officers and other key executives that is directly related to our performance results.

Messrs. Adelson, Weidner, Stone and Goldstein

Messrs. Adelson, Weidner, Stone and Goldstein are eligible for two types of annual performance-based incentive opportunities, a base bonus and an annual bonus. The target base bonus and annual bonus opportunities are described in their employment agreements, as set forth below.

Base bonus.  Messrs. Adelson, Weidner, Stone and Goldstein are eligible for cash incentive bonuses earned and payable quarterly primarily subject to the Company’s attainment of predetermined EBITDAR-based performance targets. Base bonus payments may range from $0 (if the Company does not achieve the predetermined EBITDAR performance target) to a defined maximum opportunity specific to the applicable executive officer.

Under their employment agreements, Messrs. Adelson, Weidner, Stone and Goldstein are entitled to the following cumulative increases in their base bonus opportunities as the Company achieves higher annualized six-month EBITDAR levels.

Annualized
EBITDAR	Adelson	Weidner	Stone	Goldstein

$600 million	$180,000	$150,000	$130,000	$80,000
$700 million	$310,000	$270,000	$220,000	$160,000
$800 million	$440,000	$380,000	$310,000	$240,000
$900 million	$570,000	$490,000	$400,000	$320,000
$1 billion	$700,000	$600,000	$490,000	$400,000

Annual bonus.  Under their employment agreements, Messrs. Adelson, Weidner, Stone and Goldstein are each eligible to receive annual cash incentive bonuses equal to a percentage of his base salary plus his base bonus. The entire annual bonus payable to Messrs. Adelson, Weidner, Stone and Goldstein is subject to the Company’s achievement of EBITDAR-based performance targets. The target annual bonus percentages and the maximum annual bonus percentages, respectively, are as follows: Mr. Adelson, 80% and 160%; Mr. Weidner, 75% and 150%; Mr. Stone, 70% and 140%; and Mr. Goldstein, 65% and 130%.

Annual bonus payments for Messrs. Adelson, Weidner, Stone and Goldstein may range from $0 (if the Company does not achieve 80% of the predetermined EBITDAR performance target) to a defined maximum opportunity specific to each executive officer (if the Company achieves 110% of the predetermined EBITDAR performance target). Annual bonus payments increase ratably if EBITDAR reaches 80% to 100% of the predetermined EBITDAR target. Annual bonus opportunities are subject to future increases as the Company achieves higher annualized six-month EBITDAR levels, as follows:

Annualized EBITDAR	Adelson	Weidner	Stone	Goldstein

$600 million
• target annual bonus percentage	85%	80%	75%	70%
• maximum annual bonus percentage	170%	160%	150%	150%
$900 million
• target annual bonus percentage	90%	85%	80%	75%
• maximum annual bonus percentage	180%	170%	160%	160%

The performance targets specified under the employment agreements for Messrs. Adelson, Weidner, Stone and Goldstein are primarily EBITDAR-based. The EBITDAR-based performance targets are established annually by the Performance Subcommittee following consultation with the other members of the Compensation Committee, our executive officers and such other members of our management as the Performance Subcommittee deems appropriate. The Performance Subcommittee establishes different EBITDAR-based performance targets for the base bonus and the annual bonus. Each year’s target represents the EBITDAR level that must be achieved in order for Messrs. Adelson, Weidner, Stone and Goldstein to receive 100% of their target base bonus or their target annual bonus. For 2008, the Performance Subcommittee established an EBITDAR-based performance target of $1.2 billion relating to the base bonus and $1.325 billion relating to the annual bonus. The 2008 performance targets for the base and annual bonuses were based on EBITDAR for all Company properties, including The Venetian Resort Hotel Casino, The Palazzo Resort Hotel Casino, the Sands Expo and Convention Center, the Sands Macao and The Venetian Macao Resort Hotel and, following its opening, the Four Seasons Hotel Macao. In determining the 2008 annual EBITDAR-based targets, the Performance Subcommittee’s goal was to set an aggressive objective based on its review of the annual budget information provided by management and the Board’s discussions with our executive officers and management about the assumptions underlying the budget, including the Company’s development plans for the upcoming year. In making its determination, the Performance Subcommittee recognized the inherent difficulty of the task given the Company’s rapid expansion since its initial public offering, the unique nature of many of the Company’s development projects and the Company’s future growth plans. The Performance Subcommittee believed that the achievement of the 2008 performance targets required management to perform at a high level to earn the target bonus payments.

In 2008, the Company did not achieve the predetermined EBITDAR-based performance target required for the payment of base bonuses. Accordingly, base bonuses were not paid to Messrs. Adelson, Weidner, Stone or Goldstein for 2008 performance. The Company achieved 80.3% of the predetermined EBITDAR-based performance target relating to the annual bonus. Pursuant to their employment agreements, Messrs. Adelson, Weidner, Stone and Goldstein were entitled to annual bonus payments of $13,038, $12,314, $11,589 and $10,485, respectively. Notwithstanding the provisions of the employment agreements, the Compensation Committee did not approve the annual bonus payments for Messrs. Adelson, Weidner, Stone and Goldstein because cash bonuses had been eliminated for most of the Company’s management-level employees during 2008 due to the Company’s performance and financial position. For more information about base bonus and annual bonus incentive awards, see “Executive Compensation and Other Information — Employment Agreements.”

Mr. Kay

Under his employment agreement, Mr. Kay is eligible to receive an annual cash bonus based on the achievement of annual performance objectives and in an amount not to exceed 100% of his base salary absent a determination of unusual circumstances or exceptional performance. Mr. Kay joined the Company in December 2008 and did not receive a cash bonus for his 2008 performance.

Mr. Rozek

Under Mr. Rozek’s employment agreement, one-half of his annual bonus opportunity was based on the Company’s achievement of the predetermined EBITDAR-based performance target for annual bonuses described above and determined as a percentage of his base salary. The other half of Mr. Rozek’s annual bonus opportunity was based on his attainment of individual performance criteria that were established annually by the Compensation Committee. Mr. Rozek’s target annual bonus percentage and maximum annual bonus percentages, respectively, were 60% and 120%. Under Mr. Rozek’s employment agreement, his annual bonus opportunities were subject to future increases as the Company achieves higher annualized six-month EBITDAR levels, with target and maximum annual bonus opportunities of 65% and 130%, respectively, if the Company achieved annualized EBITDAR of $700 million. His target and maximum bonus opportunities were 70% and 140%, respectively, if the Company achieved annualized EBITDAR of $900 million. Mr. Rozek resigned from the Company before his 2008 individual performance criteria were established. He did not receive any bonus payments in respect of his 2008 performance.

Mr. Quartieri

Under his employment agreement, Mr. Quartieri is eligible to receive a discretionary cash bonus of 30% of his base salary, paid quarterly in installments. The discretionary bonus is based on the achievement of individual and company goals and objectives. Mr. Quartieri did not receive a cash bonus for his 2008 performance. As discussed above, cash bonuses were eliminated for most of the Company’s management-level employees during 2008 due to the Company’s performance and financial position.

Long-term Incentives (Equity Awards)

Our executive officers are eligible for long-term, equity incentives under the Company’s 2004 Equity Award Plan, which is administered by the Compensation Committee and was created to give us a competitive edge in attracting, retaining and motivating employees and to enable us to provide incentives directly related to increases in our stockholder value.

Messrs. Adelson, Weidner, Stone and Goldstein

The equity incentive awards for Messrs. Adelson, Weidner, Stone and Goldstein under their employment agreements are split into two equal components:

•	Nonqualified stock options. One half of the equity incentive award value is granted in the form of stock options in the year to which the grant relates. The number of stock options is determined based on an estimate of the grant date Black-Scholes value of the award. The stock options vest ratably over four years.

•	Performance-based restricted stock. One half of the equity incentive award value is granted as restricted stock early in the year following the year to which the grant relates, contingent upon attaining the targeted EBITDAR-based goals identified for the annual bonus in the prior year. The number of shares of restricted stock, if earned, is determined based on the fair market value of our Common Stock on the NYSE on the grant date. The restricted stock grants vest ratably over three years.

The Performance Subcommittee establishes the EBITDAR-based performance target level that must be achieved in order for our executive officers to receive 100% of their target restricted stock awards. Under the employment agreements, this EBITDAR-based performance target must be substantially similar to the target established for the payment of the annual bonuses. For 2008, the Performance Subcommittee established an EBITDAR-based performance target of $1.325 billion relating to restricted stock awards, determined as described above under “— Short-term Incentives.” For the reasons discussed above under “— Short-term Incentives,” the Performance Subcommittee believed that the achievement of the 2008 performance targets required management to perform at a high level to earn the target equity incentive awards.

Under their employment agreements, Messrs. Adelson, Weidner, Stone and Goldstein are entitled to the following target grant values of their equity incentive awards as the Company achieves higher annualized six-month EBITDAR levels:

Annualized
EBITDAR	Adelson	Weidner	Stone	Goldstein

$600 million	$2,650,000	$2,400,000	$2,100,000	$1,800,000
$700 million	$2,900,000	$2,650,000	$2,300,000	$2,000,000
$800 million	$3,150,000	$2,900,000	$2,500,000	$2,150,000
$900 million	$3,400,000	$3,150,000	$2,700,000	$2,300,000
$1 billion	$3,650,000	$3,400,000	$2,900,000	$2,500,000

In 2008, the Company achieved 80.3% of the predetermined EBITDAR-based performance target relating to the award of restricted stock. The restricted stock and option awards to Messrs. Adelson, Weidner, Stone and Goldstein for 2008 performance are included in the discussion relating to the Grants of Plan-Based Awards Table. For more information about equity incentive awards, see “— Executive Compensation Related Policies and Practices — Stock Option and Restricted Stock Grant Practices” and “Executive Compensation and Other Information — Employment Agreements.”

Mr. Kay

Mr. Kay received a grant of options to purchase 100,000 shares of our Common Stock on January 1, 2009. Options to purchase 5,000 shares, 12,500 shares, 21,666 shares, 28,333 shares, 20,833 shares and 11,668 shares vest on the first, second, third, fourth, fifth and sixth anniversaries of the date of grant, respectively.

Mr. Rozek

Under his employment agreement, Mr. Rozek was entitled to receive equity incentive awards, equally divided between grants of stock options and shares of restricted stock, as described above. Under his employment agreement, Mr. Rozek was entitled to receive equity incentive awards of $660,000, $720,000, $780,000 or $840,000 if the Company achieved annualized six-month EBITDAR levels of $700 million, $800 million, $900 million or $1 billion, respectively. Mr. Rozek received a grant of options to purchase 13,278 shares of Common Stock in respect of 2008 performance. The grant was forfeited upon his resignation from the Company.

Mr. Quartieri

Under his employment agreement, Mr. Quartieri is eligible to receive stock options under the Company’s 2004 Equity Award Plan. Mr. Quartieri’s 2008 option award is included in the Grants of Plan-Based Awards Table.

Personal Benefits

Under their employment agreements, Mr. Adelson is entitled to be reimbursed up to $100,000 annually, and Mr. Weidner is entitled to be reimbursed up to $50,000 during the term of his employment, for personal legal and financial planning fees and expenses. Mr. Adelson also is entitled during the term of his employment to the full-time and exclusive use of an automobile and a driver of his choice and security services for himself, his spouse and minor children. For more information, see footnote (5) to the Summary Compensation Table under “Executive Officer Compensation and Other Information.”

The Company provides certain of its executive officers with access to corporate memberships at country clubs for business purposes. The Company requires these executives to reimburse it in full for personal use of these facilities. The Company also permits its executive officers to use Company personnel for home repairs during business hours on a limited basis. The Company requires that these executives reimburse it in full for these services.

Our executive officers also participate in a group supplemental medical insurance program available only to certain of our senior officers. Our executive officers, as well as certain other employees, are also entitled to use workout facilities at the Canyon Ranch Spa at The Venetian Resort Hotel Casino and The Palazzo Resort Hotel Casino and to receive dry cleaning services. Our executive officers are entitled to receive other employee benefits generally made available to our employees. The Company does not permit personal use of corporate aircraft. However, on certain occasions, an executive officer’s spouse or other immediate family member has accompanied the executive officer on flights on aircraft that we own or lease. For more information, see footnote (5)(v) to the Summary Compensation Table under “Executive Officer Compensation and Other Information.”

Change in Control and Termination Payments

The long-term employment agreements with our executive officers provide for payments and the continuation of benefits upon certain terminations of employment or if there is a change of control of the Company. These provisions in the employment agreements with Messrs. Adelson, Weidner, Stone and Goldstein reflect the advice of our compensation consultant, Pearl Meyer & Partners, and are based on negotiations with these executive officers. In addition, the employment agreements with our executive officers include restrictive covenants relating to future employment. Accordingly, the Compensation Committee believed the post termination payments were necessary in order to enable us to provide a competitive compensation package so that we could retain our executive officers.

The Company’s 2004 Equity Award Plan was established in 2004. The purpose of the plan is to provide a means through which the Company may attract able persons to enter and remain in the employ of the Company. The change of control provisions of the plan were designed in furtherance of this goal.

Further information about benefits under certain change in control and terminations of employment are described below under “Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Considerations Relating to Executive Compensation

Section 162(m) of the Internal Revenue Code

The Compensation Committee’s general policy is that compensation should qualify to be tax deductible to the Company for federal income tax purposes. Under Section 162(m) of the Internal Revenue Code (the “Code”), compensation paid to certain members of senior management in excess of $1 million per year is not deductible unless the compensation is “performance-based” as described in the regulations under Section 162(m). Compensation is generally “performance-based” if it is determined using pre-established objective formulas and criteria approved by stockholders within the past five years. The compensation awards under our Executive Cash Incentive Plan are designed to be tax deductible to us under the performance-based compensation exception to Section 162(m). The maximum amount payable to a participant under the Executive Cash Incentive Plan in respect of an annual bonus award that is intended to qualify for the performance-based compensation exception to Section 162(m) is $10.0 million. The performance-based provisions of our Executive Cash Incentive Plan were approved by our stockholders at the 2008 annual meeting of stockholders.

Our executive officers are eligible to receive cash bonuses payable under our Executive Cash Incentive Plan in the amounts determined in accordance with their employment agreements. The document governing the Executive Cash Incentive Plan specifies that the Compensation Committee, in its sole discretion, has full power and authority to administer the plan, including, among other things, the authority to designate an award as one that does not qualify as “performance-based” compensation under Section 162(m) of the Code. Accordingly, the supplemental bonuses paid to Messrs. Weidner, Stone, Goldstein and Rozek included in the Summary Compensation Table with respect to 2007 performance were not made pursuant to the Executive Cash Incentive Plan. The Performance Subcommittee makes all determinations relating to “performance-based” compensation for purposes of Section 162(m). The Compensation Committee believes that mathematical formulas cannot always anticipate and fairly address every situation that might arise. The Compensation Committee therefore retains the authority to adjust compensation in the case of unexpected, unusual or non-recurring events, even if this results in the payment of non-deductible compensation or to otherwise award or pay non-deductible compensation if the Committee deems it in the best interests of the Company and its stockholders to do so.

In addition, bonus awards granted under the Executive Cash Incentive Plan must specify performance criteria to be achieved, a minimum acceptable level of achievement below which no payment or award will be made and a formula for determining the amount of any payment or award to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified performance criteria. The Compensation

Committee may modify performance criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, provided that no such modification may be made that would cause an award to no longer qualify as “performance-based” compensation under Section 162(m).

Our executive officers also are eligible to receive equity incentive awards under our 2004 Equity Award Plan. The amounts of the equity incentive awards are specified in their employment agreements. The Board of Directors has appointed the Compensation Committee to administer the 2004 Equity Award Plan. The Performance Subcommittee makes all determinations relating to “performance-based” compensation for purposes of Section 162(m). Under the plan, the Performance Subcommittee may not grant or provide payment in respect of an award intended to qualify as “performance-based” compensation unless the applicable performance goals have been achieved and, under the applicable performance formula, all or some of the performance award has been earned for the performance period.

Sections 280G and 4999 of the Code (“Golden Parachute Payments”)

If any payment to Messrs. Adelson, Weidner, Stone, Goldstein or Rozek pursuant to the applicable employment agreement is subject to the excise tax imposed by Section 4999 of the Code, the payments to the respective executive officer that are considered “parachute payments” will be limited to the greatest amount which can be paid under Section 280G without causing any loss of deduction to the Company but only if, by reason of such reduction, the net after tax benefit to the executive officer (as defined in his employment agreement) exceeds the net after tax benefit if the reduction were not made.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based compensation under our 2004 Equity Award Plan in accordance with the requirements of Statement of Financial Accounting Standards No. 123R.

Deferred Compensation

The Las Vegas Sands Corp. Deferred Compensation Plan was created to provide benefits to non-employee directors and a select group of management or highly paid employees to be selected by our Compensation Committee. All non-employee directors are eligible to participate in the Deferred Compensation Plan. The Deferred Compensation Plan allows participating employees to defer payment of their base salary and/or bonus and non-employee directors to defer payment of director fees. There are currently no participants in the Deferred Compensation Plan.

Executive Compensation Related Policies and Practices

Policies Regarding Stock Ownership and Hedging the Economic Risk of Stock Ownership

The Company believes that the number of shares of the Company’s Common Stock owned by each executive officer is a personal decision and encourages stock ownership, including through the compensation policies applicable to its executive officers. Accordingly the Company has not adopted a policy requiring its executive officers to hold a portion of their stock during their employment at the Company.

Under our securities trading policy, our officers, directors and employees are not permitted to purchase our Common Stock on margin, sell our Common Stock short or buy or sell puts, calls or other derivative instruments relating to our Common Stock. Although we discourage speculative hedging transactions, we do permit long-term hedging transactions that are designed to protect an individual’s investment in our Common Stock provided that the hedge is for at least six months in duration and relates to stock or options held by the individual.

Stock Option and Restricted Stock Grant Practices

The employment agreements for Messrs. Adelson, Weidner, Stone and Goldstein and Rozek provide that grants of stock options are to be made by March 15 of the year to which the grant relates. On March 29, 2008, the Company granted Messrs. Weidner, Stone, Goldstein and Rozek stock options in respect of 2008 performance. Mr. Adelson waived his rights to receive the stock options grant relating to 2008 performance to which he was entitled under his employment agreement. Mr. Rozek forfeited his grant of stock options relating to 2008 performance upon his resignation from the Company. Grants of restricted stock are to be made by March 15 following the year to which the award relates, provided that the performance goals for such prior year have been achieved. On February 6, 2009, the Company granted Messrs. Adelson, Weidner, Stone and Goldstein restricted stock in respect of 2008 performance.

Grants of stock options and restricted stock under our 2004 Equity Award Plan are approved by the Compensation Committee’s Performance Subcommittee. Each of the members of the Performance Subcommittee is an independent director. The stock option grants to our executive officers under their employment agreements are effective as of their respective grant dates which are either the date of approval or, if later, the first date of employment or a future date specified in the employment agreement. The exercise price of all stock options is equal to the fair market value of our Common Stock on the grant date.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included by reference in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Charles D. Forman, Chair
Irwin Chafetz
George P. Koo
Irwin A. Siegel (since March 12, 2009)

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides information regarding compensation for our Chief Executive Officer, Chief Financial Officer and each of our other three highest paid executive officers serving as such at December 31, 2008, our former Chief Financial Officer and our Corporate Controller and former principal financial officer.

2008 Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Sheldon G. Adelson	2008	$1,000,000	—	—	$293,301	—	$279,134	$1,572,435
Chairman of the Board	2007	$1,000,000	—	—	$293,301	$1,900,543	$242,052	$3,435,896
Chief Executive	2006	$1,000,000	—	—	$293,301	$4,400,000	$151,469	$5,844,770
Officer and Treasurer
William P. Weidner(6)	2008	$1,000,000	—	$906,976	$1,347,168	—	$16,398	$3,270,542
Former President,	2007	$1,000,000	$450,000	$660,606	$856,755	$1,475,306	$15,675	$4,458,342
Chief Operating	2006	$1,000,000	—	$333,333	$554,260	$3,503,200	$15,058	$5,405,851
Officer and Secretary
Bradley H. Stone	2008	$1,000,000	—	$791,838	$1,166,744	—	$21,902	$2,980,484
Executive Vice	2007	$1,000,000	$350,000	$578,030	$745,914	$978,051	$10,476	$3,662,471
President and President	2006	$1,000,000	—	$291,667	$484,980	$2,505,000	$17,561	$4,299,208
of Global Operations and Construction
Robert G. Goldstein	2008	$965,000	—	$679,048	$999,226	—	$24,739	$2,668,013
Senior Vice President	2007	$965,000	$295,000	$495,455	$640,066	$765,943	$12,143	$3,173,607
	2006	$965,000	—	$250,000	$415,696	$2,144,000	$25,198	$3,799,894
Kenneth J. Kay(7)	2008	$51,923	—	—	—	—	—	$51,923
Senior Vice President and Chief Financial Officer
Robert P. Rozek(8)	2008	$335,385	—	—	$(160,008)	—	$290	$175,667
Former Senior Vice	2007	$650,000	$50,000	$38,800	$346,296	$420,234	$684	$1,506,014
President and Chief	2006	$328,604	—	—	$160,008	$440,219	$86,236	$1,015,067
Financial Officer
Michael A. Quartieri(9)	2008	$261,227	—	—	$150,025	—	$515	$411,767
Corporate Controller and former principal financial officer

(1)	Reflects payments of supplemental bonuses to Messrs. Weidner, Stone, Goldstein and Rozek of $450,000, $350,000, $295,000 and $50,000, respectively, relating to 2007 performance, which were paid in February 2008.

(2)	The amounts in this column are the amounts of compensation cost recognized for financial statement purposes in respect of the fiscal years ended December 31, 2006, 2007 and 2008 in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”). In March 2007 and March 2008, Mr. Adelson waived his rights to receive the restricted stock grant relating to 2006 and 2007 performance, respectively, to which he was entitled under his employment agreement. Assumptions used in the calculation of these amounts are reflected in Note 14 to the consolidated financial statements for the years ended December 31, 2006, 2007 and 2008 included in the Company’s 2008 Annual Report on Form 10-K.

(3)	The amounts in this column are the amounts of compensation cost recognized for financial statement purposes in respect of the fiscal years ended December 31, 2006, 2007 and 2008 in accordance with FAS 123R. In January 2006, March 2007 and March 2008, Mr. Adelson waived his rights to receive the stock option grants relating to 2006, 2007 and 2008 performance, respectively, to which he was entitled under his employment agreement. The amount for Mr. Adelson reflects the amount of compensation cost recognized in 2006, 2007 and 2008 in connection with the stock option award he received in December 2004 under his employment agreement. Assumptions used in the calculation of these amounts are reflected in Note 14 to the consolidated financial statements for the years ended December 31, 2006, 2007 and 2008 included in the Company’s 2008 Annual Report on Form 10-K and in Note 2 to the consolidated financial statements for the years ended

December 31, 2004 and 2005 included in the Company’s 2005 Annual Report on Form 10-K. The 2008 amount for Mr. Rozek reflects the reversal of recorded expense related to forfeited unvested options.

(4)	The amounts in this column relating to 2006 performance reflect (a) base bonus payments to Messrs. Adelson, Weidner, Stone and Goldstein of $1,000,000, $732,000, $402,000 and $278,600, respectively, and (b) annual bonus payments to Messrs. Adelson, Weidner, Stone, Goldstein and Rozek of $3,400,000, $2,771,200, $2,103,000, $1,865,400 and $440,219, respectively, based upon the Company’s achievement of 110% of the predetermined EBITDAR-based performance target for that year. The amounts in this column relating to 2007 performance reflect (a) base bonus payments to Messrs. Adelson, Weidner, Stone and Goldstein of $1,210,000, $911,280, $548,080 and $408,344, respectively, and (b) annual bonus payments to Messrs. Adelson, Weidner, Stone, Goldstein and Rozek of $690,543, $564,026, $429,971, $357,599 and $420,234, respectively, based upon the Company’s achievement of 86.9% of the predetermined EBITDAR-based performance target for that year. The base bonus payments relating to the fourth quarter of 2006 and the annual bonus payments relating to 2006 performance were paid in January 2007. The base bonus payments relating to the fourth quarter of 2007 and the annual bonus payments relating to 2007 performance were paid in February 2008.

(5)	Amounts included in “All Other Compensation” for 2008 are detailed in the following table.

All Other Compensation

		Life and
	401(k) Plan	Disability	Health Care
Named Executive Officer	($)(i)	Insurance ($)(ii)	Insurance ($)(iii)	Other ($)(iv)(v)	Total ($)

Sheldon G. Adelson(vi)	—	—	$5,843	$273,291	$279,134
William P. Weidner	$6,015	$766	$250	$9,367	$16,398
Bradley H. Stone	$6,015	$766	$15,121	—	$21,902
Robert G. Goldstein	$6,015	$761	$17,963	—	$24,739
Kenneth J. Kay	—	—	—	—	—
Robert P. Rozek	—	$290	—	—	$290
Michael A. Quartieri	—	$515	—	—	$515

(i)	Amounts listed are matching contributions made under The Venetian Casino Resort, LLC 401(k) Plan, which is a tax-qualified defined contribution plan that is generally available to our eligible employees.

(ii)	Amounts imputed as income in connection with our payment in 2008 of a premium on (a) group term life insurance, the insurance coverage being equal to two times base salary, up to a maximum of $500,000 and (b) short-term disability insurance. A lower amount of group term life insurance is generally available to all salaried employees. Short-term disability insurance is also generally available to all salaried employees.

(iii)	During 2008, the executive officers participated in a group supplemental medical insurance program available only to certain of our senior officers. The supplemental insurance coverage is in excess of the coverage provided by our group medical plan. The amounts in the table represent premiums, administration fees and claims paid for 2008.

(iv)	The amount in the table for Mr. Adelson consists of (a) the annual reimbursement of professional fees of $100,000 and (b) the costs of an automobile and driver provided to Mr. Adelson of $173,291 for 2008 pursuant to the terms of his employment agreement. The amount in the table for Mr. Weidner consists of payments of dues and related fees for a country club membership.

(v)	Our executive officers, as well as certain other employees, are entitled to use workout facilities at the Canyon Ranch Spa at The Venetian Resort Hotel Casino and The Palazzo Resort Hotel Casino and to receive dry cleaning services. The Company provides certain of its executive officers with access to corporate memberships at country clubs for business purposes. The Company requires these executives to reimburse it in full for personal use of these facilities. On certain occasions, an executive officer’s spouse or other immediate family member has accompanied the executive officer on flights on aircraft that we own, lease or provide pursuant to interchange or time sharing arrangements. The Company also permits its executive officers to use Company personnel for home repairs during business hours on a limited basis. The Company requires that these executives reimburse it in full for these services. There is no incremental cost to the Company for any of these benefits.

(vi)	Mr. Adelson voluntarily reimburses the Company for the portion of the Company’s cost to provide security to Mr. Adelson and his immediate family. Accordingly, Mr. Adelson did not receive personal compensation for security and no personal compensation related to security is shown in the table. For additional information, see “Certain Transactions — Transactions with Our Principal Stockholder and His Family.”

(6)	Mr. Weidner’s service as our President and Chief Operating Officer ended on March 4, 2009.

(7)	Mr. Kay joined the Company in December 2008.

(8)	Mr. Rozek joined the Company in June 2006 and resigned from the Company in May 2008.

(9)	Mr. Quartieri has served as our Corporate Controller since October 2006 and as our principal financial officer from July 29, 2008 through November 30, 2008. He continues to serve as our Corporate Controller.

2008 Grants of Plan-Based Awards

The following table presents information on potential payment opportunities in respect of 2008 performance under our Executive Cash Incentive Plan for Messrs. Adelson, Weidner, Stone, Goldstein, Kay and Rozek and equity awards granted during 2008 under our 2004 Equity Award Plan.

					All Other	All Other
					Stock	Option
					Awards:	Awards:		Grant Date
		Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value of
		Under Non-Equity			Shares of	Securities	Base Price	Stock and
		Incentive Plan Awards(1)			Stock or	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards(2)
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)

Sheldon G. Adelson
Base bonus		—	$1,428,400	$1,428,400
Annual bonus		—	$2,185,560	$4,371,120
William P. Weidner	3/28/08					53,626	$73.59	$1,575,000
	3/28/08				6,840			$503,356
Base bonus		—	$1,097,731	$1,097,731
Annual bonus		—	$1,783,072	$3,566,143
Bradley H. Stone	3/28/08					45,965	$73.59	$1,350,000
	3/28/08				5,897			$433,960
Base bonus		—	$700,003	$700,003
Annual bonus		—	$1,360,003	$2,720,005
Robert G. Goldstein	3/28/08					39,155	$73.59	$1,150,000
	3/28/08				5,071			$373,175
Base bonus		—	$543,278	$543,278
Annual bonus		—	$1,131,208	$2,413,244
Kenneth J. Kay		—
Annual bonus		—	—	$900,000
Robert P. Rozek(3)	3/28/08					13,278	$73.59	$390,000
	3/28/08				1,698			$124,956
Annual bonus		—	$490,000	$980,000
Michael A. Quartieri	4/23/08				—	15,000	$69.60	$416,700
Annual bonus		—	—	—

(1)	The amounts shown in these columns for Messrs. Adelson, Weidner, Stone, Goldstein, Kay and Rozek represent a range of potential incentive payment opportunities for 2008 based on certain specified annualized

EBITDAR assumptions under the applicable employment agreements and our Executive Cash Incentive Plan. Threshold amounts are not included in the table because, in accordance with their employment agreements, Messrs. Adelson, Weidner, Stone and Goldstein are not entitled to receive base bonus payments unless the Company achieves the 2008 base bonus EBITDAR performance target. Messrs. Adelson, Weidner, Stone, Goldstein and Rozek are not entitled to receive annual bonus payments unless the Company achieves at least 80% of the 2008 annual bonus EBITDAR performance target and, in the case of Mr. Rozek, his attainment of individual performance criteria. Mr. Rozek resigned from the Company before his 2008 individual performance criteria were established. He did not receive any bonus payments in respect of his 2008 performance. Under his employment agreement, Mr. Kay is eligible to receive an annual cash bonus based on the achievement of annual performance. Mr. Kay joined the Company in December 2008 and did not receive a cash bonus for his 2008 performance. Under his employment agreement, Mr. Quartieri is eligible to receive a discretionary cash bonus of 30% of his base salary, based on the achievement of individual and company goals and objectives. Mr. Quartieri did not receive a cash bonus for his 2008 performance. The target and maximum base bonus and annual bonus opportunities vary based on the Company’s performance in relation to predetermined performance targets. See the discussion below under “— Employment Agreements,“ as well as “Compensation Discussion and Analysis — Elements of Executive Officer Compensation — Short-term Incentives” for more information regarding base bonus and annual bonus incentive awards.

(2)	Calculated based on the aggregate grant date fair value computed in accordance with FAS 123R.

(3)	The estimated maximum future payout amount also assumed that Mr. Rozek achieved his individual performance goals set forth pursuant to his employment agreement. Mr. Rozek’s employment agreement did not provide for base bonus payments.

The March 28, 2008 grants of restricted stock shown in the table above are grants in respect of 2007 performance. Under his employment agreement, Mr. Adelson was entitled to receive a restricted stock grant of 7,430 shares in respect of 2007 performance. Mr. Adelson waived his right to receive this restricted stock grant. On February 6, 2009, the Company granted Messrs. Adelson, Weidner, Stone and Goldstein restricted stock in respect of 2008 performance of 5,948 shares, 5,511 shares, 4,723 shares and 4,024 shares, respectively. The restricted stock awards vest in three equal installments on January 1, 2010, 2011 and 2012.

The March 28, 2008 grants of stock options shown in the table above are grants in respect of 2008 performance. Under his employment agreement, Mr. Adelson was entitled to receive a grant of 57,882 stock options in respect of 2008 performance. Mr. Adelson waived his right to receive this stock option grant. The stock option grants vest in four equal installments on January 1, 2010, 2011, 2012 and 2013.

Employment Agreements

The executive employment agreements provide for the payment of base salary, cash incentive bonuses and equity incentive awards in amounts that are determined as described below.

Base salary.  The employment agreements for Messrs. Adelson, Weidner, Stone, Goldstein, Kay, Rozek and Quartieri provide for annual base salaries of $1,000,000, $1,000,000, $1,000,000, $965,000, $900,000, $500,000 ($650,000 for 2008) and $225,000 ($285,000 for 2008), respectively. Mr. Kay’s base salary is subject to annual increases of at least four percent. Mr. Rozek’s base salary was subject to future increases as the Company achieves higher annualized six-month EBITDAR levels. Mr. Quartieri’s base salary is subject to annual review, at which time his base salary may be increased but not decreased.

Base bonus.  The employment agreements for Messrs. Adelson, Weidner, Stone and Goldstein provide for target base bonus payments to be earned and payable quarterly, primarily subject to the Company’s attainment of predetermined EBITDAR-based performance targets. The target base bonuses for 2005 were $500,000, $300,000, $50,000 and $0, respectively. Commencing with 2006 and for each year during the term of the applicable executive officer’s employment, the target annual base bonus increases automatically by at least four percent (4%) of the sum of (x) the applicable executive officer’s base salary for the immediately preceding year plus (y) the base bonus paid to the applicable executive officer with respect to the immediately preceding year. In addition, as described under “Compensation Discussion and Analysis,” the target annual base bonus opportunity is subject to future increases as the Company achieves higher annualized six-month EBITDAR levels. The employment agreements for Messrs. Kay, Rozek and Quartieri do not provide for a base bonus.

Annual bonus.  The employment agreements for Messrs. Adelson, Weidner, Stone, Goldstein and Rozek provide for target annual bonus payments contingent on the Company’s achievement of annual performance objectives that are primarily EBITDAR-based. The amount of the annual bonus is equal to a percentage of the sum of (x) the applicable executive officer’s base salary for the year plus (y) the base bonus paid to the applicable executive officer for the year. Annual bonus payments may range from $0 (if the Company does not achieve 80% of the predetermined EBITDAR performance target) to a defined maximum opportunity specific to each executive officer (if the Company achieves 110% of the predetermined EBITDAR performance target). Annual bonus payments increase ratably if EBITDAR reaches 80% to 100% of the predetermined EBITDAR target. The target and maximum annual bonus opportunities as a percentage of base salary and base bonus for these executive officers are: Mr. Adelson, 80% and 160%; Mr. Weidner, 75% and 150%; Mr. Stone, 70% and 140%; Mr. Goldstein, 65% and 130%; and Mr. Rozek, 60% and 120%. As described above under “Compensation Discussion and Analysis,” the target and maximum annual bonus opportunity as a percentage of base salary and base bonus for Messrs. Adelson, Weidner, Stone, Goldstein and Rozek is subject to future increases as the Company achieves higher annualized six-month EBITDAR levels. The entire annual bonus payable to Messrs. Adelson, Weidner, Stone and Goldstein is subject to the Company’s achievement of the targeted financial performance objectives. One-half of Mr. Rozek’s annual bonus opportunity was based on the achievement of these financial performance objectives and the other half was based on his attainment of individual performance criteria that are established annually by the Compensation Committee.

Mr. Kay is eligible to receive an annual cash bonus based on the achievement of annual performance objectives and in an amount not to exceed 100% of his base salary absent a determination of unusual circumstances or exceptional performance.

Mr. Quartieri is eligible to receive a discretionary cash bonus of 30% of his base salary, paid quarterly in installments. The discretionary bonus is based on the achievement of individual and company goals and objectives.

Equity incentive awards.  The employment agreements for Messrs. Adelson, Weidner, Stone, Goldstein and Rozek identify the targeted total grant value of the applicable executive officer’s equity incentive awards. The target total grant value of the equity incentive awards for 2005 for Messrs. Adelson, Weidner, Stone and Goldstein were $2,200,000, $2,000,000, $1,750,000 and $1,500,000, respectively. Mr. Rozek joined the Company in 2006. He received a grant of 40,000 stock options for 2006 and his target total grant value for restricted stock awards for 2006 was $250,000. As described above under “Compensation Discussion and Analysis,” the targeted total grant value of equity incentive awards for Messrs. Adelson, Weidner, Stone, Goldstein and Rozek is subject to future increases as the Company achieves higher annualized six-month EBITDAR levels.

Pursuant to his employment agreement, Mr. Kay received a grant of options to purchase 100,000 shares of our Common Stock on January 1, 2009. Options to purchase 5,000 shares, 12,500 shares, 21,666 shares, 28,333 shares, 20,833 shares and 11,668 shares vest on the first, second, third, fourth, fifth and sixth anniversaries of the date of grant, respectively.

Under his employment agreement, Mr. Quartieri is eligible to participate in the Company’s 2004 Equity Award Plan.

For additional information about the employment agreements, see “Compensation Discussion and Analysis — Elements of Executive Officer Compensation — Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth information concerning stock options and shares of restricted stock held by our executive officers at December 31, 2008.

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market Value
	Securities	Securities				Shares or		of Shares or
	Underlying	Underlying		Option		Units of Stock		Units of Stock
	Unexercised	Unexercised		Exercise	Option	That Have		That Have
	Options	Options		Price	Expiration	Not Vested		Not Vested((10)
Name	(#) Exercisable	(#) Unexercisable		($)	Date	(#)		($)

Sheldon G. Adelson	68,874	22,958	(1)	$29.00	12/15/2014

William P. Weidner	62,619	20,874	(1)	$29.00	12/15/2014
	35,503	35,503	(2)	$42.59	1/10/2016
	10,449	31,349	(3)	$86.61	3/29/2017
	—	53,626	(4)	$73.59	3/27/2018	23,902	(7)	$141,739
Bradley H. Stone	54,792	18,265	(1)	$29.00	12/15/2014
	31,065	31,065	(2)	$42.59	1/10/2016
	9,008	27,025	(3)	$86.61	3/29/2017
	—	45,965	(4)	$73.59	3/27/2018	20,827	(8)	$123,504
Robert G. Goldstein	46,965	15,655	(1)	$29.00	12/15/2014
	26,627	26,627	(2)	$42.59	1/10/2016
	7,747	23,421	(3)	$86.61	3/29/2017
	—	39,155	(4)	$73.59	3/27/2018	17,868	(9)	$105,957
Kenneth J. Kay(11)	—	—
Robert P. Rozek(12)	—	—
Michael A. Quartieri	5,000	5,000	(5)	$82.35	11/9/2016
	—	15,000	(6)	$69.60	4/22/2018

(1)	The remaining unvested portion of this stock option grant vests on January 1, 2009.

(2)	The remaining unvested portion of this stock option grant vests in two equal installments on January 1, 2009 and 2010.

(3)	The remaining unvested portion of this stock option grant vests in three equal installments on January 1, 2009, 2010 and 2011.

(4)	The stock option grant vests in four equal installments on January 1, 2009, 2010, 2011 and 2012.

(5)	The remaining unvested portion of this stock option grant vests in two equal installments on November 10, 2009 and 2010.

(6)	The stock option grant vests in four equal installments on April 23, 2009, 2010, 2011 and 2012.

(7)	The remaining unvested portion of the restricted stock award as to 7,826 shares vests on January 1, 2009. The remaining unvested portion of the restricted stock award as to 9,236 shares vests in two equal installments on January 1, 2009 and 2010. The remaining unvested portion of the restricted stock award as to 6,840 shares vests in three equal installments on January 1, 2009, 2010 and 2011.

(8)	The remaining unvested portion of the restricted stock award as to 6,848 shares vests on January 1, 2009. The remaining unvested portion of the restricted stock award as to 8,082 shares vests in two equal installments on January 1, 2009 and 2010. The remaining unvested portion of the restricted stock award as to 5,897 shares vests in three equal installments on January 1, 2009, 2010 and 2011.

(9)	The remaining unvested portion of the restricted stock award as to 5,870 shares vests on January 1, 2009. The remaining unvested portion of the restricted stock award as to 6,927 shares vests in two equal installments on January 1, 2009 and 2010. The remaining unvested portion of the restricted stock award as to 5,071 shares vests in three equal installments on January 1, 2009, 2010 and 2011.

(10)	Market value is determined based on the closing price of our Common Stock of $5.93 on December 31, 2008 as reported on the NYSE and equals the closing price multiplied by the number of shares underlying the grants.

(11)	Mr. Kay joined the Company in December 2008 and had no outstanding stock options or restricted stock at December 31, 2008. On January 1, 2009, Mr. Kay was granted an option to purchase 100,000 shares of our Common Stock at an exercise price of $5.93 per share.

(12)	Mr. Rozek resigned from the Company in May 2008 and had no outstanding stock options or restricted stock at December 31, 2008.

Option Exercises and Stock Vested in 2008

The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock awards by the executive officers during 2008.

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized
	Exercise	Exercise	Acquired on Vesting	on Vesting(1)
Name	(#)	($)	(#)	($)

Sheldon G. Adelson	—	—	—	—
William P. Weidner	—	—	12,444	$1,282,354
Bradley H. Stone	—	—	10,889	$1,122,111
Robert G. Goldstein	—	—	9,334	$961,869
Kenneth J. Kay	—	—	—	—
Robert P. Rozek	—	—	548	$56,471
Michael A. Quartieri	—	—	—	—

(1)	Market value on the vesting date of January 1, 2008 is determined based on the closing price of our Common Stock of $103.05 on December 31, 2007 (the last trading date before the vesting date) as reported on the NYSE and equals the closing price multiplied by the number of vested shares.

Potential Payments Upon Termination or Change in Control

Employment Agreements

The employment agreements for our executive officers provide for payments and the continuation of benefits upon certain terminations of employment or if there is a change in control of the Company.

Messrs. Adelson, Weidner, Stone, Goldstein and Rozek

In the event of a termination of employment of Messrs. Adelson, Weidner, Stone, Goldstein or Rozek for cause (as defined below) or a voluntary termination by any of these executive officers (other than for good reason (as defined below)), all salary and benefits for the applicable executive officer will immediately cease (subject to any requirements of law).

In the event of a termination of employment of any of Messrs. Adelson, Weidner, Stone, Goldstein or Rozek by us without cause or a voluntary termination by any of these executive officers for good reason (as defined below) other than during the two year period following a change in control (as defined below), we will be obligated to pay or provide the applicable executive officer with:

•	his salary and base bonus, if applicable, for the remainder of the term of his employment agreement or, if the executive officer becomes employed elsewhere, the difference, if any, between 50% of the salary and bonus compensation earned in such other employment and the salary and base bonus, if applicable, payable under his employment agreement with us;

•	a pro rata annual bonus for the year of termination of employment at the time the bonus would normally be paid;

•	full vesting of all unvested options and restricted stock outstanding on the date of termination of employment; and

•	continued health and welfare benefits for the remainder of the term of the employment agreement (or, if earlier, until the executive officer receives health and welfare coverage from a subsequent employer).

In the event of a termination of employment of any of Messrs. Adelson, Weidner, Stone, Goldstein or Rozek by us without cause or a termination by any of these executive officers for good reason within the two-year period following a change in control (or in the case of Mr. Adelson, a voluntary termination at any time during the one-year period following a change in control), we will be obligated to pay or provide the applicable executive officer with:

•	a lump sum payment of two times his salary plus, if applicable, base bonus for the year of termination of employment;

•	full vesting of all unvested options and restricted stock awards outstanding on the date of termination of employment;

•	a pro rata annual bonus for the year of termination of employment; and

•	continued health and welfare benefits for two years following termination (or, if earlier, until the executive officer receives health and welfare coverage from a subsequent employer).

However, if the change in control does not satisfy the definition of a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation, pursuant to Section 409A of the Code, then the payment of two times salary plus base bonus will be paid ratably for the remainder of the term of the employment agreement and the pro rata annual bonus for the year of termination will be paid at the same time annual bonuses would normally be paid to other executive officers of the Company.

In the case of a termination of employment of any of Messrs. Adelson, Weidner, Stone, Goldstein or Rozek due to his death or disability (as defined in the applicable employment agreement), the applicable executive officer (or his estate) will be entitled to receive:

•	continued payments of salary and, if applicable, base bonus, less any applicable disability short term insurance payments, for a period of twelve months following the date of termination of employment;

•	accelerated vesting of options and restricted stock awards such that all such options and awards that would have vested during the twelve month period following the date of termination will become vested as of the date of termination of employment; and

•	a pro rata annual bonus payable at the time the bonus would normally be paid.

If any of Messrs. Adelson, Weidner, Stone, Goldstein or Rozek terminates his employment on or after the last day of a fiscal year but before the actual grant date of the restricted stock award for that fiscal year, he will be granted a fully vested award for that fiscal year on the date the award would have otherwise been made (and subject to the applicable performance target being achieved) equal to the number of shares he would have been awarded multiplied by the following applicable percentage:

•	0% if the termination was for cause or a voluntary termination (other than for good reason or retirement);

•	33 1/3% if the termination was due to death or disability; and

•	100% if the termination is by us without cause or by the executive for good reason or due to retirement.

All payments under the employment agreements in connection with a termination of employment are subject to the applicable executive officer’s agreement to release the Company from all claims relating to his employment and the termination of his employment. In addition, Messrs. Adelson, Weidner, Stone, Goldstein and Rozek are subject to covenants restricting their ability to compete with the Company or to hire Company employees for a specified period following termination of employment.

Definitions.  The terms “cause,” “good reason” and “change in control” are defined in the employment agreements for Messrs. Adelson, Weidner, Stone, Goldstein and Rozek as follows:

Messrs. Adelson, Weidner, Stone, Goldstein or Rozek may be terminated by the Company for “cause” if:

•	he is convicted of a felony, misappropriates any material funds or material property of the Company, its subsidiaries or affiliates, commits fraud or embezzlement with respect to the Company, its subsidiaries or affiliates or commits any material act of dishonesty relating to his employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates;

•	he uses alcohol or drugs that render him materially unable to perform the functions of his job or carry out his duties to the Company and fails to correct his behavior following written notice;

•	he materially breaches his employment agreement and fails to correct the breach following written notice;

•	he commits any act or acts of serious and willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company, its subsidiaries or affiliates; or

•	his gaming license is revoked or suspended by Nevada gaming authorities and the executive officer fails to correct the situation following written notice; provided, that in the event that the revocation or suspension occurs without there having been any fault on the part of the executive, the termination will be treated in the same manner as a termination due to disability instead of for “cause.”

Messrs. Adelson, Weidner, Stone, Goldstein or Rozek may terminate his employment with the Company for “good reason” if:

•	the Company fails to maintain him as an executive officer and, in the case of Mr. Adelson, the Company fails to maintain him as Chairman of the Board of Directors and Chief Executive Officer (unless the Board determines that these positions must be held by someone other than Mr. Adelson due to applicable statutory, regulatory or stock exchange requirements, or if this practice is common among companies of similar size in similar industries to us, and the Board determines that this practice constitutes best practices of corporate governance);

•	the Company reduces his base salary;

•	subject to specified exceptions, the Company reduces his target base bonus (except in the case of Mr. Rozek), target annual bonus or target incentive award opportunity;

•	the Company fails to obtain stockholder approval for the bonus and incentive awards by the earlier of the Company’s 2008 annual meeting of stockholders or the date these awards cease to be exempt from the deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended; unless the awards have been approved by the Performance Subcommittee of the Compensation Committee;

•	there is a material change in the executive’s duties and responsibilities that would cause his position to have less dignity, importance or scope than intended at the time of the agreement, except for changes resulting from a transaction in which the Company becomes a subsidiary of another company, so long as the executive officer’s duties and responsibilities are not materially changed as they relate solely to the Company;

•	in the case of Mr. Weidner, prior to a change in control (as defined), he is required to report, directly or indirectly, to anyone other than Mr. Adelson or the Board of Directors; or

•	the Company materially breaches the employment agreement.

A “change in control” occurs upon:

•	the acquisition by any individual, entity or group of beneficial ownership of 50% or more (on a fully diluted basis) of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a change in control: (I) any acquisition by the Company or any affiliate (as defined), (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any affiliate, (III) any acquisition by Mr. Adelson or any related party (as defined) or any group of which Mr. Adelson or a related party is a member, (IV) certain reorganizations, recapitalizations, mergers, consolidations, statutory share exchanges or similar forms of corporate transaction that do not result in a change of ultimate control of more than 50% of the total voting power of the resulting entity or the change in a majority of the board of directors, or (V) in respect of an executive officer, any acquisition by the executive officer or any group of persons including the executive officer (or any entity controlled by the executive officer or any group of persons including the executive officer);

•	the incumbent members of the board of directors on the date that the agreement was approved by the incumbent directors or directors elected by stockholder vote (other than directors elected as the result of an actual or threatened election contest) cease for any reason to constitute at least a majority of the board;

•	the Company’s dissolution or liquidation;

•	the sale, transfer or other disposition of all or substantially all of the Company’s business or assets other than any sale, transfer or disposition to Mr. Adelson or one of his related parties; or

•	the consummation of certain reorganizations, recapitalizations, mergers, consolidations, statutory share exchanges or similar forms of corporate transaction unless, immediately following any such business combination there is no change of ultimate control of more than 50% of the total voting power of the resulting entity or the change in a majority of the board of directors.

Mr. Kay

In the event of a termination of Mr. Kay’s employment for cause (as defined in his employment agreement) or a voluntary termination by Mr. Kay (other than for good reason), all salary and benefits will immediately cease (subject to any requirements of law).

In the event of a termination of Mr. Kay’s employment by the Company without cause or a voluntary termination by Mr. Kay for good reason (as defined in his employment agreement), the Company will be obligated to pay or provide Mr. Kay with:

•	continued payment of his salary for twelve months following the date of termination, subject to reduction if Mr. Kay becomes employed elsewhere; provided that if Mr. Kay terminates his employment for good reason upon a change of control (as defined in the agreement), Mr. Kay shall be entitled to his base salary for twelve months, which amount shall not be subject to any reduction as a result of his employment elsewhere;

•	a pro-rated share of his annual bonus that he would have earned during the year in which the agreement is terminated; and

•	continued health and welfare benefits for Mr. Kay, his spouse and his dependents for twelve months following the date of termination, including for a termination by Mr. Kay for good reason upon a change of control.

In the case of a termination of Mr. Kay’s employment due to his death or disability (as defined in his employment agreement), he will be entitled to receive the following:

•	continued payments of his base salary for a period of twelve months following the date of termination of his employment as a result of such death or disability;

•	continued vesting of stock option awards such that all such stock options that would have vested during the twelve month period following the date of termination as a result of such death or disability will continue to vest as if he had remained employed by the Company during the twelve month period following the date of such termination; and

•	continued health and welfare benefits for Mr. Kay, his spouse and his dependents for the twelve months following the date of termination of his employment as a result of such death or disability.

All payments under Mr. Kay’s employment agreement in connection with a termination of employment are subject to his agreement to release the Company from all claims relating to his employment and the termination of his employment. He is also subject to covenants restricting his ability to compete with the Company or to hire Company employees for a specified period following termination of employment.

Definitions.  The terms “cause,” “good reason” and “change in control” are defined in Mr. Kay’s employment agreement as follows:

Mr. Kay may be terminated by the Company for “cause” if:

•	he is convicted of a felony, misappropriates any material funds or material property of the Company or any of its affiliates, commits fraud or embezzlement with respect to the Company or any of its affiliates or commits any material act of dishonesty relating to his employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company or any of its affiliates;

•	he uses alcohol or drugs that render him materially unable to perform the functions of his job or carry out his duties to the Company and fails to correct his behavior following written notice;

•	he materially breaches his employment agreement and fails to correct the breach following written notice;

•	he commits any act or acts of serious and willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company or any of its affiliates; or

•	his gaming license is withdrawn with prejudice, denied, revoked or suspended by Nevada gaming authorities and the executive officer fails to correct the situation following written notice.

Mr. Kay may terminate his employment with the Company for “good reason” if:

•	the Company materially breaches his employment agreement;

•	the Company reduces his base salary;

•	there is a material change in his duties and responsibilities that would cause his position to have less dignity, importance or scope than intended at the time of the agreement, except for changes resulting from a transaction in which the Company becomes a subsidiary of another company, so long as Mr. Kay’s duties and responsibilities are not materially changed as they relate solely to the Company; or

•	Mr. Kay discovers or the Company announces a “change of control.”

Under Mr. Kay’s employment agreement, a “change of control” occurs if Sheldon G. Adelson and the estate planning trusts of Sheldon G. Adelson identified at the effective date of Mr. Kay’s employment agreement in the most recent filing with the Securities and Exchange Commission (the “SEC”) (including any amendments, revisions, conversions, substitutions or otherwise of such trusts) control less than 50% of the voting equity of the Company; provided that a “change of control” ceases to constitute Good Reason unless Mr. Kay gives notice to the Company that he is terminating his employment with the Company due to the “change of control” within 30 days after the first filing is made with the SEC by which the fact of such “change of control” could be determined. For purpose of the preceding sentence, Mr. Kay shall be considered to have determined the existence of a “change of control” on the date of the SEC filing if the filing announces a transaction that has occurred or on the date that a prospective transaction closes.

Mr. Quartieri

In the event of a termination of Mr. Quartieri’s employment for cause (as defined in his employment agreement), all salary and benefits immediately cease. In the event of a termination of Mr. Quartieri’s employment by the Company without cause, the Company is obligated to pay Mr. Quartieri his base salary for the lesser of (i) a period of twelve full months or (ii) the remainder of the term of his employment agreement as of the time of termination.

Mr. Quartieri is subject to covenants restricting his ability to compete with the Company or to hire Company employees for a specified period following termination of employment.

In the event that the employment agreement expires, is not extended by the parties and Mr. Quartieri remains in the employ of the Company, Mr. Quartieri would be deemed to be an “at-will” employee and the Company may terminate Mr. Quartieri with or without cause without any further liability.

Definitions.  The terms “cause” and “disability” are defined in Mr. Quartieri’s employment agreement as follows:

Mr. Quartieri may be terminated by the Company for “cause” if:

•	he is convicted or pleads guilty or nolo contendere to a felony or is convicted of a misdemeanor involving moral turpitude which materially affects his ability to perform his duties or materially adversely affects the Company;

•	he misappropriates any material funds or property of the Company, commits fraud or embezzlement with respect to the Company or commits any material act of dishonesty relating to his employment by the Company regardless of whether such act results or was intended to result in his direct or indirect personal gain or enrichment;

•	he uses alcohol or drugs that render him unable to perform the functions of his job or carry out his duties to the Company;

•	he fails to render services in accordance with the provisions of his agreement or fails to follow directions by the Company’s management or his direct or indirect supervisors and fails to correct his behavior following written notice;

•	he acts or fails to act (including disclosing confidential information) in a way that is likely to prejudice the business or reputation of the Company or result in any material economic or other harm to the Company and fails to correct his behavior following written notice;

•	he acts or fails to act in a way that brings material disrepute upon himself, either personally or professionally;

•	he violates any law, rule or regulation of any governmental or regulatory body material to the business of the Company;

•	any license or certification of his that is necessary for him to discharge his duties on behalf of the Company is lost, revoked or suspended;

•	he commits any other material breach of his employment agreement or any act or neglect or misconduct which the Company in its sole discretion deems to be good and sufficient cause and fails to correct his behavior following written notice;

•	he willfully and persistently fails to reasonably perform duties;

•	he dies; or

•	his “disability” (as defined below).

Mr. Quartieri’s employment agreement defines “disability” to mean his inability with or without accommodation to perform, for a period greater than twelve (12) consecutive weeks, the essential functions of his position by reason of permanent mental or physical disability, whether resulting from illness, accident or otherwise.

2004 Equity Award Plan

In the event of a change in control (as defined above in the definition of change in control in the employment agreements for Messrs. Adelson, Weidner, Stone, Goldstein and Rozek and in the 2004 Equity Award Plan) if our Compensation Committee so determines:

•	all outstanding options and equity (other than performance compensation awards) issued under the 2004 Equity Award Plan shall fully vest; and

•	outstanding awards may be cancelled and the value of the awards paid to the participants in connection with a change in control.

In addition, performance compensation awards shall vest based on the level of attainment of the performance goals as determined by the Compensation Committee.

Potential Payments/Benefits Upon Termination of Employment for 2008

The table below sets forth information about the potential payments and benefits our executive officers may receive under their employment agreements upon the termination of their employment with the Company. The amounts shown in the table below are estimates of the payments that each executive officer would receive in certain instances assuming a hypothetical employment termination date of December 31, 2008. The amounts actually payable will be determined only upon the termination of employment of each executive officer, taking into account the facts and circumstances surrounding the executive officer’s termination of employment.

The information in the table assumes that:

•	bonuses were not paid to any of the executive officers for 2008 performance;

•	amounts included as bonus payments for 2009 performance are target amounts based on the achievement of performance goals;

•	the executive officer did not become employed by a subsequent employer; and

•	equity awards vest fully upon a change in control.

		Acceleration of
		Restricted	Acceleration	Continued
Name	Cash Payments	Stock(1)	of Options(2)	Health Benefits	Total

Sheldon G. Adelson
-Without Cause/For Good Reason	$2,365,550	$24,625	—	$10,000	$2,400,175
-Change in Control	$9,227,920	$24,625	—	$20,000	$9,272,545
-Death/Disability	$2,468,400	—	—	—	$2,468,400
William P. Weidner(3)
-Without Cause/For Good Reason	$2,048,659	$164,554	—	$10,000	$2,223,213
-Change in Control	$7,761,606	$164,554	—	$20,000	$7,946,160
-Death/Disability	$2,137,731	$87,313	—	—	$2,225,044
Bradley H. Stone(4)
-Without Cause/For Good Reason	$1,667,503	$143,057	—	$10,000	$1,820,560
-Change in Control	$6,120,012	$143,057	—	$20,000	$6,283,069
-Death/Disability	$1,740,003	$76,230	—	—	$1,816,233
Robert G. Goldstein
-Without Cause/For Good Reason	$1,482,425	$122,617	—	$10,000	$1,615,042
-Change in Control	$5,278,972	$122,617	—	$20,000	$5,421,589
-Death/Disability	$1,546,878	$65,372	—	—	$1,612,250
Kenneth J. Kay
-Without Cause/For Good Reason	$900,000	—	—	$10,000	$910,000
-Change in Control	$900,000	—	—	$10,000	$910,000
-Death/Disability	$900,000	—	—	—	$900,000
Robert P. Rozek(5)
-Without Cause/For Good Reason	—	—	—	—	—
-Change in Control	—	—	—	—	—
-Death/Disability	—	—	—	—	—
Michael A. Quartieri(6)
-Without Cause/For Good Reason	$213,750	—	—	—	$213,750
-Change in Control	—	—	—	—	—
-Death/Disability	—	—	—	—	—

(1)	Reflects (a) the grants of restricted stock for 2008 that are earned and vest pursuant to the applicable employment agreement, and (b) the value of accelerated vesting of restricted stock, based on the closing price of our Common Stock on December 31, 2008 (the last trading day of 2008) of $5.93 per share.

(2)	Reflects the value of accelerated vesting of options equal to the excess of (a) the closing price of our Common Stock on December 31, 2008 (the last trading day of 2008) of $5.93 per share over (b) the applicable exercise price of the options. On December 31, 2008, none of our executive officers had options with an exercise price below the closing price of our Common Stock on that date.

(3)	Mr. Weidner’s service as our President and Chief Operating Officer ended on March 4, 2009.

(4)	On March 18, 2009, Mr. Stone announced his resignation from the Company. The effective date of his resignation has not been determined.

(5)	Mr. Rozek voluntarily resigned from the Company in May 2008. Mr. Rozek’s employment agreement terminated upon his resignation from the Company. He did not receive any payments or benefits under his employment agreement in respect of his resignation.

(6)	Mr. Quartieri has served as our Corporate Controller since October 2006 and as our principal financial officer from July 29, 2008 through November 30, 2008. He continues to serve as our Corporate Controller.

Employment Arrangements with Mr. Leven

On March 11, 2009, the Company entered into an employment agreement with Mr. Leven, the Company’s new President and Chief Operating Officer. Mr. Leven’s employment agreement expires on March 11, 2011, but can be extended for successive one-year periods upon the mutual agreement of the parties no later than 90 days prior to the expiration of the initial or any renewal term of the agreement.

Under his employment agreement, Mr. Leven will receive an annual base salary of $2,000,000. He also will be eligible to receive an annual bonus, with a target bonus of 50% of his base salary, subject to the achievement of performance targets to be established. On March 11, 2009, Mr. Leven was granted an option to purchase 3,000,000 shares of our Common Stock under the Company’s 2004 Equity Award Plan. On January 1, 2010, he will be granted an additional option to purchase at least 1,000,000 shares of our Common Stock under the 2004 Equity Award Plan, the final amount of the grant to be subject to the determination of the Company’s Compensation Committee. Each option shall vest as to 25% of the shares subject to such option on March 11, 2010 and each option shall become fully vested on March 11, 2011. Each option will expire on March 11, 2014.

Mr. Leven will be entitled to receive perquisites and employee benefits generally made available to the Company’s other similarly situated senior executives. The Company also will pay the initiation fee for membership in a country club of his choice. In addition, Mr. Leven will be entitled to receive other employee benefits generally made available to the Company’s employees.

In the event that Mr. Leven’s employment is terminated by the Company (other than for Cause as defined in the agreement and below) or by reason of his death or disability or if Mr. Leven terminates his employment for Good Reason (as defined in the agreement and below), he will be entitled to receive: (i) his accrued and unpaid base salary and bonus(es) through the date of termination; (ii) a lump sum cash payment of 50% of the base salary he would have received had he remained employed through the remainder of the term plus $500,000; and (iii) continued participation in the health and welfare benefit plans of the Company during the remainder of the term (or, if earlier, until he receives health and welfare coverage with a subsequent employer).

In addition, if (a) Mr. Leven’s employment is terminated prior to the expiration of the term because the Company discharges him (other than for Cause), (b) he terminates his employment for Good Reason, (c) his employment is terminated due to his death or disability, (d) his employment terminates by reason of expiration of the term, or (e) there is a change of control of the Company (as defined in the agreement), then each option will immediately become fully vested and exercisable and remain outstanding through its originally scheduled expiration date.

Separately, Sheldon G. Adelson, the Company’s Chief Executive Officer and principal stockholder, has personally agreed to make a jet aircraft that is capable of flying non-stop between Las Vegas, Nevada, and Atlanta, Georgia, available to Mr. Leven in connection with Company business and personal use.

39.1

Definitions.  The terms “cause,” “good reason” and “change in control” are defined in Mr. Leven’s employment agreement as follows:

Mr. Leven may be terminated by the Company for “cause” if the Board, at a duly noticed meeting, has determined that one or more of the following events has occurred:

•	he is convicted of a felony, misappropriation of any material funds or material property of the Company or any of its affiliates, commits fraud or embezzlement with respect to the Company or any of its affiliates or commits any material act of dishonesty relating to his employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company or any of its affiliates;

•	he uses alcohol or drugs in a manner that renders him materially unable to perform the functions of his job or carry out his duties to the Company and fails to correct his behavior following written notice;

•	he materially breaches his employment agreement and the breach is likely to cause a material adverse effect on the business of the Company or any of its affiliates and fails to correct the breach following written notice; or

•	he commits any act or acts of serious and bad faith willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company or any of its affiliates.

Mr. Leven may terminate his employment with the Company for “good reason” if:

•	the Company materially breaches his employment agreement;

•	the Company reduces his base salary;

•	the Company reduces his target bonus;

•	there is a material change in his duties and responsibilities that would cause his position to have less dignity, importance or scope than intended on the date of the employment agreement;

•	a change in control (as defined in the employment agreements for Messrs. Adelson, Weidner, Stone, Goldstein and Rozek described above); or

•	Sheldon G. Adelson is not serving as the Company’s Chief Executive Officer and Chairman of the Board (unless Mr. Adelson’s spouse is serving in such capacities).

DIRECTOR COMPENSATION

Each non-employee director receives an annual cash retainer of $50,000 and an annual grant of restricted stock equal in value to $50,000. The restricted stock is subject to a one year forfeiture period and may not be sold until the director retires from the Board (except to the extent necessary to cover taxes incurred as a result of the vesting of the restricted stock). In addition, each non-employee director receives a one time grant of options upon becoming a non-employee director with an aggregate value of $100,000 on the date of grant (based on the Black-Scholes option valuation model). The stock options vest in five equal installments on each of the first five anniversaries of the date of grant. Both the restricted stock grants and the options are granted to the directors pursuant to our 2004 Equity Award Plan. In 2008, Messrs. Chafetz, Forman, Heyer, Koo, Leven, Purcell and Siegel each received 779 shares of restricted stock.

We pay non-employee directors $1,500 for each meeting of the Board that they attend ($750 for telephonic meetings). We pay non-employee directors who are members of the Audit Committee or the Compensation Committee $1,000 for each committee meeting that they attend ($500 for telephonic meetings). During 2008, we paid an annual retainer of $20,000 to the chairperson of the Audit Committee, an annual retainer of $5,000 to the chairperson of the Compensation Committee, and an annual retainer of $2,500 to the chairperson of the Nominating and Governance Committee.

During 2008, the Board established a special committee to advise it in connection with the September 2008 investment in the Company by the Company’s principal stockholder. We paid the chairperson and the two other members of the special committee fees of $100,000 and $50,000, respectively, for their service on the special committee. In addition, the Board formed an Advisory Committee in October 2008 that was dissolved in March 2009. During 2009, we paid the chairperson and the two other members of the Advisory Committee fees of $27,551 and $13,776, respectively for their service on the Advisory Committee. The portion of these fees relating to 2008 is included in the table below.

Non-employee directors may defer cash compensation payments into a deferred compensation plan. None of these payments have been deferred to date. Non-employee directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance. As a retired partner of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Mr. Purcell was obligated to turn over to his former law firm all consideration he received as a director of our Company.

Beginning in 2006, the Compensation Committee retained HVS Executive Search for advice on compensation-related matters, including a review of director compensation. The Compensation Committee may, in its discretion, seek the advice of our chief executive officer or any of our other executive officers, in determining or recommending the amount or form of compensation for our outside directors.

In addition, prior to our initial public offering in 2004, the Compensation Committee retained Pearl Meyer & Partners and instructed it to assist us in organizing a board of directors and developing a total compensation package for outside directors that will enable the Company to attract and retain quality board members. This information was presented to the Board to assist it in establishing compensation levels for our directors at that time.

2008 Director Compensation Table

The following table describes the compensation arrangements with our non-employee directors for 2008.

	Fees Earned or Paid
	in Cash(1)	Stock Awards(2)	Option Awards(3)	Total
Name	($)	($)	($)	($)

Jason N. Ader(4)	—	—	—	—
Irwin Chafetz	$84,531	$50,000	$108,320	$242,851
Charles D. Forman	$83,000	$50,000	$109,661	$242,661
Andrew R. Heyer(5)	$167,806	$25,000	$9,637	$202,443
George P. Koo	$59,000	$25,000	$14,750	$98,750
Michael A. Leven(6)	$142,311	$50,000	$109,661	$301,972
James L. Purcell(7)	$79,500	$50,000	$109,661	$239,161
Jeffrey H. Schwartz(8)	—	—	—	—
Irwin A. Siegel	$154,781	$50,000	$108,320	$313,101

(1)	The amounts in this column include fees paid to Messrs. Leven, Chafetz and Siegel of $13,061, $6,531 and $6,531, respectively, in respect of the 2008 portion of their service on the Advisory Committee.

(2)	The amounts in this column are the amounts of compensation cost recognized for financial statement purposes during the fiscal year ended December 31, 2008 related to stock awards in accordance with FAS 123R. Assumptions used in the calculation of these amounts are reflected in Note 14 to the consolidated financial statements for the year ended December 31, 2008 included in the Company’s 2008 Annual Report on Form 10-K. During the year ended December 31, 2008, Messrs. Chafetz, Forman, Heyer, Koo, Leven, Purcell and Siegel each received shares of restricted stock with a grant date value of $50,000. The restricted stock vests on the first anniversary of the date of grant, if the director is still serving on the Board on the vesting date.

(3)	The amounts in this column are the amounts of compensation cost recognized for financial statement purposes during the fiscal year ended December 31, 2008 related to stock option awards in accordance with FAS 123R. Assumptions used in the calculation of these amounts are reflected in Note 14 to the consolidated financial statements for the years ended December 31, 2006, 2007 and 2008 included in the Company’s 2008 Annual Report on Form 10-K and in Note 2 to the consolidated financial statements for the years ended December 31, 2004 and 2005 included in the Company’s 2005 Annual Report on Form 10-K. During the year ended December 31, 2008, Dr. Koo, received options to purchase 3,696 shares of our Common Stock with a per share grant date value of $28.17 and an exercise price per share of $67.77. As of December 31, 2008, Messrs. Chafetz, Forman, Koo, Leven, Purcell and Siegel held options to acquire 14,970, 18,349, 3,696, 18,349, 18,349 and 15,100 shares of our Common Stock, respectively. The stock options vest in five equal installments on each of the first five anniversaries of the respective dates of grant.

(4)	Mr. Ader was elected to the Board in April 2009.

(5)	Mr. Heyer resigned from the Board in November 2008. The 779 shares of restricted stock that he received in 2008 were forfeited at the time of his resignation. His vested options were exercisable for 90 days following the date of his resignation.

(6)	Mr. Leven was a non-employee director during 2008. He became the Company’s President and Chief Operating Officer in March 2009.

(7)	Mr. Purcell resigned from the Board in March 2009. The 779 shares of restricted stock that he received in 2008 were forfeited at the time of his resignation. His vested options will remain exercisable for 90 days following the date of his resignation.

(8)	Mr. Schwartz was elected to the Board in March 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information with respect to our 2004 Equity Award Plan as of December 31, 2008:

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected in
Plan Category	and Rights	and Rights ($)	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	10,658,485	$64.30	14,370,825
Equity compensation plans not approved by security holders	—	—	—
Total	10,658,485	$64.30	14,370,825

(1)	Our 2004 Equity Award Plan was approved by our stockholders prior to our initial public offering.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board currently consists of Irwin A. Siegel (Chair), Jason N. Ader and Jeffrey H. Schwartz. The Board has determined that Messrs. Siegel, Ader and Schwartz meet the current independence and experience requirements of the NYSE’s listing standards. In addition, the Board has determined that Mr. Siegel qualifies as the audit committee financial expert.

The Audit Committee’s responsibilities are described in a written charter adopted by the Board. The Audit Committee is responsible for providing independent, objective oversight of the Company’s financial reporting system. Among its various activities, the Audit Committee reviews:

1.	The adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements;

2.	The independence and performance of the Company’s independent registered public accounting firm and internal auditors; and

3.	The Company’s compliance with legal and regulatory requirements.

The Audit Committee meets regularly in open sessions with the Company’s management, independent registered public accounting firm and internal auditors to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. In addition, the Audit Committee meets regularly in closed sessions with the Company’s management, independent registered public accounting firm and internal auditors to review the foregoing matters. The Audit Committee selects the Company’s independent registered public accounting firm, and periodically reviews their performance and independence from management.

The Audit Committee reviewed and discussed the audited financial statements with management and PricewaterhouseCoopers LLP, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with PricewaterhouseCoopers LLP also included the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2008 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Pursuant to its charter, the Audit Committee performs an annual self-assessment. For 2008, the Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of its charter and applicable laws and regulations.

Respectfully submitted,

Irwin A. Siegel, Chairman
Jason N. Ader (since April 10, 2009)
Jeffrey H. Schwartz (since March 12, 2009)

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth fees paid or payable to our independent registered public accounting firm in 2007 and 2008 for audit and non-audit services as well as the percentage of these services approved by our Audit Committee:

			% of Services
			Approved by Audit
	2007	2008	Committee

Audit Fees	$3,340,968	$5,081,846	100%
Audit Related Fees	$865,258	$788,162	100%
Tax Fees	$1,137,954	$855,054	100%
All Other Fees	$18,610	$242,026	100%

The category of “Audit Fees” includes fees for our annual audit and quarterly reviews, as well as additional audit related accounting consultations, required statutory audits of certain of the Company’s subsidiaries and work related to equity and debt securities offerings, including the consents and other work related to the September and November 2008 financings and related SEC filings.

The category of “Audit Related Fees” includes accounting related consultations, services related to pension and benefit plans, due diligence services related to contemplated investments and acquisitions and other special services and reports.

The category of “Tax Fees” includes tax consultation and planning fees and tax compliance services.

The category of “All Other Fees” principally includes fees for identity theft/privacy enablement services, license fees for an accounting literature research database, a software application to electronically manage internal audit information and working papers (2007 only) and professional services as related to litigation in the matter of Richard Suen vs. Las Vegas Sands Corp.

The 2007 amounts for Audit Fees and Tax Fees included in the Company’s proxy statement, dated April 29, 2008, were increased by $151,019 and $20,654, respectively, to reflect the final fees related to the 2007 period.

Pre-Approval Policies and Procedures

Our Audit Committee Charter contains our policies related to pre-approval of services provided by the independent registered public accounting firm. The Audit Committee, or one of its members if such authority is delegated by the Audit Committee, has the sole authority to review in advance, and grant any appropriate pre-approvals, of (a) all auditing services provided by the independent registered public accounting firm and (b) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Securities Act and, in connection therewith, to approve all fees and other terms of engagement.

The Audit Committee has adopted the following guidelines regarding the engagement of the Company’s independent registered public accounting firm to perform services for the Company. For audit services related to the audit of the consolidated financial statements of the Company, the independent registered public accounting firm will provide the Audit Committee with an engagement letter each year prior to or contemporaneously with commencement of the audit services outlining the scope of the audit services proposed to be performed during the fiscal year. If the services are agreed to by the Audit Committee, the engagement letter will be formally accepted. The Audit Committee also approves statutory audit services for our foreign subsidiaries. For tax services, the independent registered public accounting firm will provide the Audit Committee with a separate scope of the tax services proposed to be performed during the fiscal year. If the terms of the tax services are agreed to by the Audit Committee, the tax engagement letters will be formally accepted. All other non-audit services will require pre-approval from the Board on a case-by-case basis.

If the pre-approval authority is delegated to a member, the pre-approval must be presented to the Audit Committee at its next scheduled meeting.

CERTAIN TRANSACTIONS

Set forth below is a description of certain transactions with our executive officers and directors. Under its charter, the Audit Committee approves all related-party transactions required to be disclosed in our public filings and all transactions involving executive officers or directors of the Company that are required to be approved by the Audit Committee under the Company’s Code of Business Conduct and Ethics.

Administrative Services Agreement

Pursuant to an administrative services agreement among Las Vegas Sands, Inc. (now known as Las Vegas Sands, LLC), certain of its subsidiaries and Interface Operations, LLC, an entity that is controlled by Mr. Adelson, our principal stockholder, Chairman and Chief Executive Officer, and unaffiliated with us (“Interface”), the parties have agreed to share ratably in the costs of, and under certain circumstances provide to one another, shared services, including legal services, accounting services, insurance administration, benefits administration, travel services and such other services as each party may request of the other. In addition, under this administrative services agreement, the parties have agreed to share ratably the costs of any shared office space.

Under the administrative services agreement, the Company and its subsidiaries paid approximately $40,000 during 2008 as a fee to Interface Travel for travel and travel-related services provided during 2007 and 2008. Interface Travel is operated by Interface Group-Massachusetts, LLC, a Massachusetts limited liability company. Interface Group-Massachusetts, LLC is controlled by entities of which our director Irwin Chafetz is a director and a 14.7% shareholder, and which are controlled by Mr. Adelson, our principal stockholder, Chairman and Chief Executive Officer. The payments were for fees primarily for the booking and issuance of airline tickets for travel by Company employees. The actual purchase price for these tickets was paid by the Company directly to third party air carriers. Effective July 1, 2008, Interface Travel ceased providing travel and travel related services to the Company.

Registration Rights Agreement and Registration Expenses

Messrs. Adelson, Forman, Weidner, Stone, Goldstein and certain other stockholders and employees, former employees and certain trusts that they established have entered into a registration rights agreement with us relating to the shares of Common Stock they hold. Subject to several exceptions, including our right to defer a demand registration under certain circumstances, Mr. Adelson and the trusts he established may require that we register for public resale under the Securities Act all shares of Common Stock they request be registered at any time, subject to certain conditions. Mr. Adelson and the trusts may demand registrations so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of $20 million or more. Since we became eligible to register the sale of our securities on Form S-3 under the Securities Act, Mr. Adelson and the trusts have the right to require us to register the sale of the Common Stock held by them on Form S-3, subject to offering size and other restrictions.

The other stockholders that are party to this agreement were granted piggyback registration rights on any registration for the account of Mr. Adelson or the trusts that he established, subject to cutbacks if the registration requested by the Adelson entities is in the form of a firm commitment underwritten offering and if the underwriters of the offering determine that the number of securities to be offered would jeopardize the success of the offering.

In addition, the stockholders and employees that are party to this agreement and the trusts have been granted piggyback rights on any registration for our account or the account of another stockholder, subject to cutbacks if the underwriters in an underwritten offering determine that the number of securities offered in a piggyback registration would jeopardize the success of the offering.

The registration rights agreement was amended in connection with the transactions described below under “— 2008 Investments by the Principal Stockholder’s Family.”

Tax Indemnification

In connection with our 2004 initial public offering, Las Vegas Sands, Inc. (now known as Las Vegas Sands, LLC) and certain other parties entered into an indemnification agreement pursuant to which it agreed to:

•	indemnify those of our stockholders who were stockholders of Las Vegas Sands, Inc. prior to the 2004 initial public offering against certain tax liabilities incurred by these stockholders as a result of adjustments (pursuant to a determination by, or a settlement with, a taxing authority or court, or pursuant to the filing of an amended tax return) to the taxable income of Las Vegas Sands, Inc. with respect to taxable periods during which Las Vegas Sands, Inc. was a subchapter S corporation for income tax purposes; and

•	indemnify Mr. Adelson against certain tax liabilities incurred by Mr. Adelson as a result of adjustments (pursuant to a determination by, or a settlement with, a taxing authority or court, or pursuant to the filing of an amended tax return) to the taxable income of Interface Holding with respect to taxable periods during which Interface Holding was a subchapter S corporation for income tax purposes.

No payments were made under this agreement during 2008.

Transactions Relating to Aircraft

Aviation and Related Personnel

Interface Employee Leasing, LLC (now known as Sands Aviation, LLC (“Sands Aviation”)), a wholly owned subsidiary of the Company, is engaged primarily in the business of providing aviation personnel, including pilots, aircraft mechanics and flight attendants, and administrative personnel, to the Company and to Interface. Sands Aviation charges a fee to each of the Company and Interface for their respective use of these personnel. The fees charged by Sands Aviation are based upon its actual costs of employing or retaining these personnel, which are then allocated between the Company and Interface. The method of allocating these costs varies depending upon the nature of the service provided. For example, pilot services are allocated based upon the actual time spent operating aircraft for the Company and for Interface, respectively. The services of Sands Aviation’s aircraft mechanics are allocated based on the number and manufacturer of aircraft serviced and administrative personnel are allocated based upon the number of aircraft maintained by the Company and Interface, respectively. During 2008, Sands Aviation charged Interface $8,436,612 for its use of Sands Aviation’s aviation and related personnel and other overhead costs.

Interchange Agreement and Time Sharing Agreements

The Company and its subsidiaries have entered into agreements with companies controlled by Mr. Adelson, our principal stockholder, Chairman and Chief Executive Officer, relating to the use of aircraft. These agreements are described below.

On June 18, 2004, Las Vegas Sands, Inc. (now known as Las Vegas Sands, LLC) entered into an aircraft time sharing agreement (the“BBJ Time Sharing Agreement”) with Interface, which is controlled by Mr. Adelson. The agreement provides for our use on a time sharing basis of a Boeing Business Jet owned by Interface. Las Vegas Sands, LLC owed $1,620,111 to Interface for 2008 under the BBJ Time Sharing Agreement.

Effective January 1, 2005, the Company entered into an aircraft interchange agreement (as amended in May 2007, the “Interchange Agreement”) and another aircraft time sharing agreement (the “G-III Time Sharing Agreement”) with Interface. In May 2007, the Company and Interface entered into a time sharing agreement (the “767 Time Sharing Agreement”) for a Boeing 767 aircraft (the “767 Aircraft”). Under the terms of the Interchange Agreement, the Company has agreed to provide the use of two of its Gulfstream G-IV aircraft (the “G-IV Aircraft”) to Interface in exchange for equal flight time by the Company’s executive officers and customers on a Gulfstream G-III aircraft (the “G-III Aircraft”) or the 767 Aircraft provided by Interface, in each case on an “as-available” basis.

Under the terms of the G-III Time Sharing Agreement, the Company is entitled to the use, on a time sharing basis, of the G-III Aircraft provided by Interface. The G-III Time Sharing Agreement is intended to be used by the parties if and when the Company’s use of the G-III Aircraft exceeds the anticipated use by Interface of the

Company’s G-IV Aircraft (in other words, there is not an equal exchange of flight time between the parties under the Interchange Agreement and the Company has further need for the G-III Aircraft).

Under the terms of the 767 Time Sharing Agreement, the Company is entitled to the use, on a time sharing basis, of the 767 Aircraft provided by Interface. The 767 Time Sharing Agreement is intended to be used by parties if and when the Company’s use of the 767 Aircraft exceeds the anticipated use by Interface of the Company’s G-IV Aircraft (in other words, there is not an equal exchange of flight time between the parties under the Interchange Agreement and the Company has further need for the 767 Aircraft).

For 2008, the Company owed Interface $29,311 under the Interchange Agreement, $0 under the G-III Time Sharing Agreement and $293,286 under the 767 Time Sharing Agreement.

In July 2007, the Company and Interface entered into a time sharing agreement (the “737 Time Sharing Agreement”), pursuant to which Interface is entitled to the use, on a time sharing basis, of a Boeing 737 aircraft provided by the Company. Interface owed the Company $281,327 for 2008 relating to the 737 Time Sharing Agreement.

In July 2007, the Company and Interface Operations Bermuda, Ltd., a company controlled by Mr. Adelson (“Interface Bermuda”), entered into a time sharing agreement (the “First 747 Time Sharing Agreement”) for a Boeing 747 aircraft (a “747 Aircraft”). In December 2008, the Company and Interface Bermuda entered into a time sharing agreement for an additional Boeing 747 Aircraft (the “Second 747 Time Sharing Agreement”). Under the terms of the 747 Time Sharing Agreements, the Company is entitled to the use, on a time sharing basis, of the two Boeing 747 Aircraft provided by Interface Bermuda. For 2008, the Company owed Interface Bermuda $4,162,424 relating to the First 747 Time Sharing Agreement and $131,140 relating to the Second 747 Time Sharing Agreement.

In addition, Interface owed the Company $58,635 for 2008 in connection with the use of other aircraft.

Purchase of Restaurant

During 2003, Las Vegas Sands, Inc. purchased the lease interest and assets of Carnevale Coffee Bar LLC, which operated a coffee bar in The Venetian, for $3.1 million, of which $625,000 was payable during 2003 and $250,000 is payable annually over ten years, beginning in September 2003. Half of the purchase price is payable to a family trust of our principal stockholder that owned a 50% interest in Carnevale Coffee Bar LLC.

2008 Investments by the Principal Stockholder’s Family

Purchase of Convertible Notes

On September 30, 2008, the Company sold $475.0 million in aggregate principal amount of its 6.5% convertible senior notes due 2013 in a private transaction to Dr. Miriam Adelson, the wife of Mr. Adelson, our principal stockholder, Chairman and Chief Executive Officer.

In connection with sale of the convertible notes to Dr. Adelson, the Company entered into an amended and restated registration rights agreement with Dr. Adelson and certain other stockholders pursuant to which Dr. Adelson has been granted the same registration rights with respect to the convertible notes and shares of the Company’s Common Stock issuable upon conversion of the convertible notes as the registration rights previously granted to Mr. Adelson and certain trusts for the benefit of the Adelson family described above under “— Registration Rights Agreement and Registration Expenses.”

In addition, the Company entered into an investor rights agreement with Dr. Adelson pursuant to which Dr. Adelson, the principal stockholder and certain trusts for the benefit of the Adelson family (the “Adelson Rights Holders”) were granted pre-emptive rights, subject to certain exceptions, with respect to any future proposed issuance or sale by the Company of equity interests (including convertible or exchangeable securities).

Conversion of Convertible Notes and Purchase of 10% Series A Cumulative Perpetual Preferred Stock and Warrants

On November 14, 2008, the Company sold to Dr. Adelson units consisting of 5,250,000 shares of the Company’s 10% Series A Cumulative Perpetual Preferred Stock and warrants to purchase an aggregate of up to 87,500,175 shares of Common Stock at an exercise price of $6.00 per share, on substantially the same terms as those offered to the public in a simultaneous public offering. The aggregate purchase price paid by Dr. Adelson was $525.0 million. Dr. Adelson also agreed to convert $475.0 million aggregate principal amount of the convertible notes into shares of Common Stock at a conversion price of $5.50 per share, which was the same price shares of Common Stock were sold to the public in a simultaneous public offering. On November 14, 2008, the Company issued 86,363,636 shares of Common Stock to Dr. Adelson upon conversion of the convertible notes. The warrants issued to Dr. Adelson became exercisable on February 3, 2009 upon the receipt of all necessary approvals.

On November 14, 2008, the Company entered into a second amended and restated registration rights agreement with Dr. Adelson and certain other stockholders. Dr. Adelson was granted the same registration rights with respect to the Series A Preferred Stock, the warrants and the Common Stock issuable upon exercise of the warrants and the conversion of the convertible notes as the registration rights previously granted under the registration rights agreement described above under “— Financing Transactions — Purchase of Convertible Notes.”

The Company paid Dr. Adelson’s legal fees in the aggregate amount of approximately $499,650 in connection with the convertible notes and the preferred stock and warrant transactions. In addition, on November 14, 2008 at the time of the conversion of the convertible notes into Common Stock, the Company made an early interest payment in the amount of $3,687,847.22 on the convertible notes to Dr. Adelson. On February 17, 2009, the Company paid Dr. Adelson a quarterly dividend payment on the preferred stock in the aggregate amount of $13,125,000.

Other Transactions with our Principal Stockholder and His Family

We have employed Dr. Miriam Adelson, the wife of Mr. Adelson, our principal stockholder, Chairman and Chief Executive Officer, as the Director of Community Involvement since August 1990 where, in conjunction with our Government Relations Department, she oversees and facilitates our partnerships with key community groups and other charitable organizations. We paid her $50,405 during 2008.

During 2008, we employed one of Mr. Adelson’s stepdaughters as the special assistant to the Company’s Chairman and Chief Executive Officer. We paid her approximately $103,000 during 2008.

During 2008, we leased office space at The Venetian to Adfam, LLC, a company controlled by Mr. Adelson. Adfam, LLC paid the Company approximately $13,270 in rent during 2008.

Based on the advice of an independent security consultant, we provide security coverage for Mr. Adelson, his spouse and minor children. The principal stockholder voluntarily reimburses the Company for a portion of the cost of security coverage (approximately $850,000 in the aggregate relating to 2008, or approximately 28.6% of the costs relating to 2008 security).

Mr. Adelson purchased approximately $1.7 million of banquet room, catering, lodging and other goods and services from our properties in the ordinary course during 2008.

Transactions with our Executive Officers

During 2008, a subsidiary of the Company performed work at home owned by Mr. Goldstein, the Company’s Senior Vice President. The Company’s cost and overhead for the job was $364,000. Mr. Goldstein believes and the Company agrees that some of the work was not performed in an appropriate manner. The Company and Mr. Goldstein are working together to determine the amount that may be due.

Property and Casualty Insurance

The Company and entities controlled by the Company’s principal stockholder which are not subsidiaries of the Company (the “Stockholder Controlled Entities”) purchase property and casualty insurance separately. The Company and the Stockholder Controlled Entities bid for and purchase aviation related coverages together. The Company and the Stockholder Controlled Entities are separately invoiced for, and pay for, aviation related insurance and allocate the aviation insurance costs not related to particular aircraft among themselves in accordance with the other allocations of aviation costs discussed above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

One of the purposes of the meeting is to elect three Class II directors. The three nominees are Michael A. Leven, Jason N. Ader and Jeffrey H. Schwartz.

In the event any of the nominees should be unavailable to serve as a Director, which is not presently anticipated, it is the intention of the persons named in the proxies to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.

Nominee Information

Michael A. Leven.  Mr. Leven has been the Company’s President and Chief Operating Officer since March 2009 and a director of the Company since August 2004. He was a director of Las Vegas Sands, Inc. from May 2004 until July 2005. Mr. Leven served as the Chief Executive Officer of the Georgia Aquarium since September 2008. From January 2006 through September 2008, Mr. Leven was the Vice Chairman of the Marcus Foundation, Inc., a non-profit foundation. Until July 2006, Mr. Leven was the Chairman, Chief Executive Officer and President of U.S. Franchise Systems, Inc., the company he founded in 1995 that developed and franchised the Microtel Inns & Suites and Hawthorn Suites hotel brands. He was previously the president and chief operating officer of Holiday Inn Worldwide, president of Days Inn of America, and president of Americana Hotels. Mr. Leven serves as director of Hersha Hospitality Trust. Mr. Leven serves on many other non-profit boards.

Jason N. Ader.  Mr. Ader has been a director of the Company since April 2009. Mr. Ader is Chief Executive Officer of Hayground Cove Asset Management, a New York-based investment management firm that he founded in March 2003, and Hayground Cove Capital Partners, a merchant bank founded in March 2009. Mr. Ader is also the Founder and Chairman of the Board of India Hospitality Corp., a food service and hospitality business, and the Chairman of the Board and Chief Executive Officer of Global Consumer Acquisition Corp., a special purpose acquisition corporation formed to consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. From 1995 to March 2003, Mr. Ader was a Senior Managing Director at Bear, Stearns & Co. Prior to joining Bear, Stearns & Co. in 1995, Mr. Ader was a Vice President in equity research at Smith Barney.

Jeffrey H. Schwartz.  Mr. Schwartz has been a director of the Company since March 2009. He is the Chairman and Co-Founder of Global Logistic Properties, which controls the largest platform of logistic facilities in Asia. Mr. Schwartz was the Chief Executive Officer of ProLogis from January 2005 through November 2008 and served as the Chairman of the Board of ProLogis from May 2007 through November 2008. Mr. Schwartz was President of International Operations of ProLogis from March 2003 to December 2004 and was Asia President and Chief Operating Officer from March 2002 to December 2004. He had been associated with ProLogis in varying capacities since 1994.

The Board of Directors recommends a vote FOR the election of the nominees listed above.

If you duly submit a proxy but do not specify how you want to vote, your shares will be voted in accordance with our Board’s recommendation.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company is scheduled to meet prior to the stockholders’ meeting to select, subject to ratification by the stockholders, the independent registered public accounting firm to audit the consolidated financial statements of the Company during the year ended December 31, 2009. It is anticipated the Audit Committee will select the firm of PricewaterhouseCoopers LLP.

A representative of PricewaterhouseCoopers LLP will be present at the stockholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the year ended December 31, 2009.

If you duly submit a proxy but do not specify how you want to vote, your shares will be voted in accordance with our Board’s recommendation.

PROPOSAL NO. 3.

STOCKHOLDER PROPOSAL REGARDING SUSTAINABILITY REPORT

The Company has been advised that the Unitarian Universalist Association of Congregations and the City of New York Office of the Comptroller, on behalf of the New York City Employees Retirement System, the New York City Teachers Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund and the New York City Board of Education Retirement System, jointly intend to submit the proposal set forth below at the Annual Meeting.

WHEREAS:  Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to generate stronger financial returns, better respond to emerging issues, and enjoy long-term business success.

Mainstream financial companies are also increasingly recognizing the links between sustainability performance and shareholder value. According to research consultant Innovest, major investment firms including ABN-AMRO, T. Rowe Price, and Legg Mason subscribe to information on companies’ social and environmental practices to help make investment decisions.

Globally over 2,600 companies issued reports on sustainability issued in 2007 (www.corporateregister.com). A recent survey found that 80% of the Global Fortune 250 companies now release corporate responsibility data, which is up from 64% in 2005 (KPMG International Survey of Corporate Responsibility Reporting 2008).

The Department of Energy’s 2008 Building Energy Data Book reports that buildings use 40% of all energy and account for 38% of U.S. CO2 emissions, making them the largest single source of emissions. As concerns about volatile energy prices, climate change, and energy security continue to increase, we believe the focus on energy efficiency will only intensify. For large chains this focus will extend not only to buildings but also to the supporting distribution and transportation networks. Given the industry’s large carbon footprint and the company’s international reach, it is imperative that Las Vegas Sands Corp. develops clear policies and programs that address the impacts of its operations on the environment and on society. As highlighted in a recent report authored by RiskMetrics Group, several of the company’s competitors are integrating climate change and sustainability into governance and planning. Sustainability reporting would help investors understand how our company is managing environmental and social impacts and steps it is taking to remain competitive.

RESOLVED:  Shareholders request that the Board of Directors prepare a sustainability report describing corporate strategies to reduce greenhouse gas emissions and addressing other environmental and social impacts such as water and waste management, and employee and community relations. The report, prepared at reasonable cost and omitting proprietary information, should be published by June 30, 2010.

SUPPORTING STATEMENT:  The report should include the company’s definition of sustainability and a company-wide review of company policies, practices, and metrics related to long-term social and environmental sustainability.

We recommend that Las Vegas Sands Corp. use the Global Reporting Initiative’s (GRI) Sustainability Reporting Guidelines (“the Guidelines”) to prepare the report. The GRI (www.globalreporting.org) is an international organization developed with representatives from the business, environmental, human rights and labor communities. The Guidelines provide guidance on report content, including performance on economic and environmental impacts, labor practices and decent work conditions, human rights, society, and product responsibility, and provide a flexible reporting system allowing the omission of content irrelevant to company operations.

The Company’s Statement in Opposition to Proposal No. 3.

We recognize the importance of social and environmental practices, as well as economic performance, to our stockholders. Our Code of Business Conduct and Ethics, posted on our website, reflects our commitment to do business in accordance with the highest standards of ethical business conduct. We are committed to conducting our businesses in compliance with all applicable environmental laws and regulations, and we believe we are an industry leader in our environmental policies.

Our goal at The Venetian Resort Hotel Casino, The Palazzo Resort Hotel Casino and the Sands Expo and Convention Center is to be the largest green campus in the world. We have made a significant investment of time, funds, and research to do our part to help the environment and make Las Vegas a better place to live, work, and visit. We received an Energy Innovator Award from the U.S. Department of Energy in recognition of our efforts in the deployment of energy efficient and/or renewable energy services or technologies. In addition, The Palazzo Resort Hotel Casino is the largest LEED-certified building in the world with a silver-level LEED (Leadership in Energy and Environmental Design) certification from the U.S. Green Building Council. We have significant programs in place to conserve water and electricity, recycle waste and reduce our carbon emissions. We have implemented our environmental practices at our facilities worldwide to the extent practicable.

The Board believes that our track record demonstrates that we have worked hard and committed significant resources to be a good corporate citizen and to promote environmental issues. Therefore, the Board believes that preparing a sustainability report for stockholders is unnecessary and would not be an effective use of our resources. The time and expense involved in preparing such a report would detract from our focus on our business and operations and would not be in the best interests of our stockholders.

The Board of Directors recommends a vote AGAINST the Stockholder Proposal
Regarding Sustainability Report.

If you duly submit a proxy but do not specify how you want to vote, your shares will be voted in accordance with our Board’s recommendation.

TIMEFRAME FOR STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2010 annual meeting of stockholders, to be considered for inclusion in our proxy statement for that annual meeting, must be personally delivered or mailed to our principal executive offices, as required by our Amended and Restated By-Laws, no earlier than February 10, 2010 and no later than March 12, 2010, to the attention of the Corporate Secretary as follows: Corporate Secretary, Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

With respect to any proposal by a stockholder not seeking to have its proposal included in the proxy statement but seeking to have its proposal considered at the 2010 annual meeting, if that stockholder fails to notify us of its proposal in the manner set forth above by March 12, 2010, then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2010 annual meeting, notwithstanding that stockholders have not been advised of the proposal in the proxy statement for the 2010 annual meeting. Any stockholder proposals must comply in all respects with Rule 14a-8 of Regulation 14A and other applicable rules and regulations of the SEC.

OTHER INFORMATION

The Company will bear all costs in connection with the solicitation of proxies. The Company intends to reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses related thereto. Officers, directors and regular employees of the Company and its subsidiaries may request the return of proxies by telephone, telegraph or in person, for which no additional compensation will be paid to them.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 10, 2009: Our Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2008 are available on our website at http://www.lasvegassands.com/proxymaterials.

ANNUAL MEETING OF STOCKHOLDERS OF LAS VEGAS SANDS CORP. June 10, 2009 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 10, 2009: Our Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2008 are available on our website at http://www.lasvegassands.com/proxymaterials. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330303000000001000 6 061009 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEM 2 AND “AGAINST” ITEM 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. To consider and act upon the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s NOMINEES: independent registered public accounting firm. FOR ALL NOMINEES O Michael A. Leven O Jason N. Ader O Jeffrey H. Schwartz 3. To consider and act upon a stockholder proposal regarding WITHHOLD AUTHORITY FOR ALL NOMINEES sustainability report. FOR ALL EXCEPT (See instructions below) 4. To transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy will be voted as specified herein; if no specification is made, this Proxy will be voted FOR Items 1 and 2 and AGAINST Item 3 and otherwise in the discretion of the Proxies at the annual meeting or any adjournments or postponement thereof. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: Consenting to receive all future annual meeting materials and stockholder communications electronically is simple and fast! Enroll today at www.amstock.com for secure online access to your proxy materials, statements, tax documents and other important stockholder correspondence. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. I plan to attend meeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF LAS VEGAS SANDS CORP. June 10, 2009 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in COMPANY NUMBER the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and ACCOUNT NUMBER Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 10, 2009: Our Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2008 are available on our website at http://www.lasvegassands.com/proxymaterials. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20330303000000001000 6 061009 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEM 2 AND “AGAINST” ITEM 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. To consider and act upon the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s NOMINEES: independent registered public accounting firm. FOR ALL NOMINEES O Michael A. Leven O Jason N. Ader 3. To consider and act upon a stockholder proposal regarding WITHHOLD AUTHORITY O Jeffrey H. Schwartz FOR ALL NOMINEES sustainability report. FOR ALL EXCEPT (See instructions below) 4. To transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy will be voted as specified herein; if no specification is made, this Proxy will be voted FOR Items 1 and 2 and AGAINST Item 3 and otherwise in the discretion of the Proxies at the annual meeting or any adjournments or postponement thereof. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: Consenting to receive all future annual meeting materials and stockholder communications electronically is simple and fast! Enroll today at www.amstock.com for secure online access to your proxy materials, statements, tax documents and other important stockholder correspondence. JOHN SMITH 1234 MAIN STREET TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE APT. 203 SIDE OF THIS CARD. NEW YORK, NY 10038 I plan to attend meeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Admission Ticket Annual Meeting of Stockholders of LAS VEGAS SANDS CORP. June 10, 2009 2:00 p.m. (New York time) Sheraton New York Hotel & Towers 811 Seventh Avenue New York, New York 10019 This ticket must be presented at the door for entrance to the meeting. Stockholders may bring one guest to the meeting. Stockholder Name: [ ] WITH SPOUSE/SIGNIFICANT OTHER [ ] WITHOUT SPOUSE/SIGNIFICANT OTHER (Please Print) Agenda 1. To elect three directors to the Board of Directors, each for a three-year term; 2. To consider and act upon the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; 3. To consider and act upon a stockholder proposal regarding sustainability report; and 4. To transact such other business as may properly come before the meeting or any adjournments thereof. 1 FORM OF PROXY LAS VEGAS SANDS CORP. Proxy for Annual Meeting of Stockholders June 10, 2009 Solicited on Behalf of the Board of Directors As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Robert G. Goldstein, Kenneth J. Kay and J. Alberto Gonzalez-Pita, and each of them, Proxies, with full power of substitution, to represent and vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Las Vegas Sands Corp. to be held at the Sheraton New York Hotel & Towers, 811 Seventh Avenue, New York, New York 10019 on June 10, 2009, at 2:00 p.m. (New York time), and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting. (Continued and to be SIGNED on the other side) COMMENTS: 14475

Important Notice of Availability of Proxy Materials for the Annual Stockholder Meeting of LAS VEGAS SANDS CORP. To Be Held On: June 10, 2009 at 2:00 p.m. (New York time) Sheraton New York Hotel & Towers, 811 Seventh Avenue, New York, New York 10019 COMPANY NUMBER JOHN SMITH 1234 MAIN STREET ACCOUNT NUMBER APT. 203 NEW YORK, NY 10038 CONTROL NUMBER This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 5/27/09. Please visit http://www.lasvegassands.com/proxymaterials, where the following materials are available for view: · Notice of Annual Meeting of Stockholders • Proxy Statement • Form of Electronic Proxy Card • Annual Report on Form 10-K TO REQUEST MATERIAL: TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers) E-MAIL: info@amstock.com WEBSITE: http://www.amstock.com/proxyservices/requestmaterials.asp TO VOTE: ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. IN PERSON: You may vote your shares in person by attending the Annual Meeting. TELEPHONE: To vote by telephone, please visit https://secure.amstock.com/voteproxy/login2.asp to view the materials and to obtain the toll free number to call. MAIL: You may request a card by following the instructions above. 1. Election of Directors: 2. To consider and act upon the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered NOMINEES: public accounting firm. Michael A. Leven Jason N. Ader 3. To consider and act upon a stockholder proposal regarding sustainability Jeffrey H. Schwartz report. O Nominee #12 O Nominee #13 4. To transact such other business as may properly come before the meeting or any adjournments thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEM 2 AND “AGAINST” ITEM 3. Please note that you cannot use this notice to vote by mail.